EXHIBIT 10.C

[EXECUTION COPY]

RECEIVABLES PURCHASE AGREEMENT

dated as of October 6, 2006

among

SNG FUNDING COMPANY, L.L.C.,
as Seller,

SOUTHERN NATURAL GAS COMPANY,
as Servicer,

STARBIRD FUNDING CORPORATION
as the initial Conduit Investor and Committed Investor,

THE OTHER INVESTORS FROM TIME TO TIME PARTIES HERETO,

BNP PARIBAS, NEW YORK BRANCH,
as the initial Managing Agent,

THE OTHER MANAGING AGENTS FROM TIME TO TIME PARTIES HERETO,

and

BNP PARIBAS, NEW YORK BRANCH,
as Program Agent

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT I	Definitions
EXHIBIT II	Form of Purchase Notice
EXHIBIT III	Principal Places of Business of the Seller Parties; etc.
EXHIBIT IV	Names of Collection Banks; Blocked Accounts
EXHIBIT V	Form of Compliance Certificate
EXHIBIT VI	Form of Blocked Account Agreement
EXHIBIT VII	Form of Assignment Agreement
EXHIBIT VIII	Joinder Agreement
EXHIBIT IX	Credit and Collection Policy
EXHIBIT X	Form of Monthly Report
EXHIBIT XI	Form of Mid-Month Report
EXHIBIT XII	Form of Daily Report

SCHEDULE A	Commitments
SCHEDULE B	Closing Documents
SCHEDULE C	Disclosure Information Delivered

SNG FUNDING COMPANY, L.L.C.

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of October 6, 2006 is among SNG FUNDING COMPANY, L.L.C., a Delaware limited liability company (“Seller”), SOUTHERN NATURAL GAS COMPANY, a Delaware corporation, as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), STARBIRD FUNDING CORPORATION (“Starbird”) and the other funding entities from time to time party hereto as Investors, BNP PARIBAS, NEW YORK BRANCH (“Paribas”), and the other financial institutions from time to time party hereto as Managing Agents, and BNP PARIBAS, NEW YORK BRANCH, as program agent for the Investors hereunder (together with its successors and assigns hereunder, the “Program Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Investor Interests to the Investors from time to time.

Upon and subject to the terms and conditions of this Agreement, (i) Conduit Investors may, in their absolute and sole discretion, purchase Investor Interests from Seller from time to time, and (ii) in the event that a Conduit Investor declines to make any purchase, the Committed Investors which are part of its Investor Group shall purchase Investor Interests from Seller from time to time.

Paribas has been requested and is willing to act as Program Agent on behalf of the Investors in accordance with the terms hereof.

ARTICLE I

PURCHASE ARRANGEMENTS

Section 1.1.  Purchase Facility. Upon the terms and subject to the terms and conditions hereof, Seller hereby sells and assigns Investor Interests to the Program Agent, for the benefit of the Investors. In accordance with the terms and conditions set forth herein, Investors may or shall, as provided herein, instruct the related Managing Agent to purchase on its behalf through the Program Agent, Investor Interests from Seller from time to time in an aggregate amount not to exceed the Program Limit, and for each Investor Group in an aggregate amount not to exceed the Group Purchase Limit for such Investor Group, during the period from the date hereof to but not including the Amortization Date.

Section 1.2.  Increases.

(a)  Servicer shall provide the Program Agent and each Managing Agent with at least one Business Day’s prior notice in the form set forth as Exhibit II hereto of each Incremental Purchase (collectively, a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 for each Investor Group) and date of purchase, which shall be a Monthly Settlement Date (or, in the case of the initial Incremental Purchase, the date of this Agreement). Following receipt of a Purchase Notice, each Managing Agent shall notify each Investor in its Investor Group of its receipt of same.

(b)  Each Incremental Purchase to be made hereunder shall be made ratably among the Investor Groups in accordance with their Group Purchase Limits. For each Investor Group, the applicable Managing Agent shall determine whether its Conduit Investor agrees to purchase its Pro Rata Share of the Incremental Purchase, and if the applicable Conduit Investor declines to make such purchase, the Managing Agent shall notify the Committed Investors in such Investor Group of the Conduit Investor declining to make such purchase and the Committed Investors in such Investor Group each shall purchase its Pro Rata Share of the Incremental Purchase.

(c)  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Investors shall make available to the related Managing Agent at its address listed beneath its signature on its signature page to this Agreement (or on the signature page to the Joinder Agreement pursuant to which it became a party hereto), for deposit to such account of Seller designated in the Purchase Notice, in immediately available funds, no later than 3:00 p.m. (New York time), an amount equal to such Investor’s Pro Rata Share of the aggregate Purchase Price of the Investor Interests then being purchased.

Section 1.3.  Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than noon (New York time) on the day when due in immediately available funds, and if not received before noon (New York time) may, in each Managing Agent’s discretion, be deemed to be received on the next succeeding Business Day. If such amounts are payable to an Investor they shall be paid to the related Managing Agent, for the account of such Investor, at its address listed beneath its signature page to this Agreement (or on the signature page to the Joinder Agreement pursuant to which it became a party hereto) until otherwise notified by such Managing Agent. Yield shall be computed as provided in the definition thereof, and all computations of per annum fees and other per annum amounts hereunder or under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II

PAYMENTS AND COLLECTIONS

Section 2.1.  Payments. Seller shall promptly pay on each Monthly Settlement Date and, from and after the Amortization Date, on each other Business Day when due as otherwise provided in this Agreement (a) to each Managing Agent, for the account of the related Investor or Investors in its Investor Group, (i) such fees as set forth in the Fee Letters, (ii) all amounts payable as Yield, (iii) all amounts payable pursuant to Sections 2.2, 2.7 or 2.8, (iv) all amounts payable pursuant to Article X, if any, (v) all Breakage Costs and (vi) all Default Fees, and (b) to Servicer, all Servicer Expenses (the obligations described in clause (a) and (b) of this sentence, collectively, the “Obligations”). In addition, Seller shall pay on the date of this Agreement the amounts specified to be due and payable on such date in the Fee Letters. If Seller fails to pay any of the Obligations when due, or if Servicer fails to make any deposit required to be made by it under this Agreement when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. In no event shall any provision of this Agreement or the Fee Letters require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections, Seller shall immediately pay such Collections to Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections shall be held in trust by Seller for the exclusive benefit of the Investors, the Managing Agents and the Program Agent.

Section 2.2.  Reinvestments and Purchase Price Adjustments.

(a)  Seller hereby requests, and the Investors hereby agree to make, on each Business Day prior to the Amortization Date, subject to (i) the conditions precedent set forth in Section 6.2 and (ii) the condition that, after giving effect thereto, the aggregate of the Investor Interests shall not exceed 100%, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received that is part of any Investor Interest, such that after giving effect to such Reinvestment, the amount of Aggregate Capital immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Aggregate Capital immediately prior to such receipt. Payments to Seller in respect of Reinvestments during any Monthly Period shall be made as provided in clause (i) or (ii)(B) of Section 2.3, Section 2.4(a), Section 2.4(b) or Section 2.4(c)(iii), subject to the following provisions of this Section 2.2.

(b)  In the event that notwithstanding the provisions of Section 2.3 or 2.4 hereof to the contrary, Collections or other amounts are remitted to Seller in respect of Reinvestments on a day and, as a result thereof, the aggregate of the Investor Interests on such day shall exceed 100%, computed based on the Current Month Net Receivables Pool Balance for such day as reflected in a Daily Report or as otherwise determined by Servicer or the Program Agent, then within one Business Day following the date on which such Daily Report was delivered or the date of such determination, as applicable, Seller shall remit to Servicer immediately available funds in an amount equal to such excess payment for deposit into the Collection Account as a Special Adjustment Amount and to be treated as Collections under this Agreement.

(c)  In addition, the amounts remitted to Seller in respect of Reinvestments for a Monthly Period as described in Section 2.2(a) shall be subject to reconciliation on the Monthly Settlement Date for such Monthly Period (or, if earlier, on the Amortization Date) as provided in this Section 2.2(c). If at the end of any Monthly Period (the “Subject Monthly Period”) prior to the Monthly Period in which the Amortization Date occurs,

(i)  the sum of the Capital of the Investor Interests at such time plus the Aggregate Reserves computed for the Subject Monthly Period exceeded

(ii)  the sum of (A) the Net Receivable Pool Balance at the end of the Subject Monthly Period, plus (B) the Collection Account Amount on the last Daily Settlement Date for the Subject Monthly Period (after giving effect to any changes therein on such Daily Settlement Date), plus (C), if determined in a report from the Servicer delivered to the Program Agent prior to the Monthly Settlement Date for the Subject Monthly Period, the aggregate Outstanding Balance of Eligible Receivables which were first included in the Current Month Net Receivables Pool Balance for the Monthly Period immediately following the Subject Monthly Period (calculated as though there were no Carryback Receivables) on any day prior to the Monthly Report Date for the Subject Monthly Period (or, if earlier, the Amortization Date),

Seller shall remit to Servicer on the Monthly Settlement Date for the Subject Monthly Period immediately available funds in an amount equal to the lesser of (x) the excess of the amount described in clause (i) above over the amount described in clause (ii) above or (y) the aggregate amounts remitted to Seller in respect of Reinvestments for the Subject Monthly Period as described in Section 2.2(a), for deposit into the Collection Account as a Special Adjustment Amount and to be treated as Collections under this Agreement. If the Amortization Date occurs and at the close of business on the immediately preceding day the sum of the Capital of the Investor Interests plus the then applicable Aggregate Reserves exceeded the sum of the Net Receivable Pool Balance plus the Collection Account Amount, Seller shall remit to Servicer on the Amortization Date immediately available funds in an amount equal to the lesser of such excess or the aggregate amounts remitted to Seller in respect of Reinvestments for the Monthly Period in which the Amortization Date occurred as described in Section 2.2(a), for deposit into the Collection Account as a Special Adjustment Amount and to be treated as Collections under this Agreement.

Section 2.3.  Collections. On each day Servicer shall set aside and hold in trust for the holder of each Investor Interest, all Collections received on such day, any other amounts received by or on behalf of Seller from the Originator or Finance LLC pursuant to a Sale Agreement and an additional amount of funds available to Seller for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1, and shall pay and remit apply such funds as follows:

(i)  on each Business Day during a Monthly Period that is prior to both the Cash Receipt Date and the Amortization Date, remit such funds to Seller in respect of Reinvestments for such Monthly Period pursuant to Section 2.2 (and subject to the provisions of Section 2.2(c)), so long as, on such Business Day, after giving effect to such remittance of funds, the aggregate of the Investor Interests shall not exceed 100%, and otherwise deposit such amounts into the Collection Account, and otherwise deposit the remainder of such amounts into the Collection Account;

(ii)  on each Cash Receipt Date prior to the Amortization Date and on each Business Day thereafter during a Monthly Period prior to the Amortization Date, (A) deposit such amounts into the Collection Account until the amount on deposit therein equals the Required Collection Account Amount for such Business Day, and (B) (x) at Servicer’s election, remit the balance (if any) of such funds to Seller in respect of Reinvestments for such Monthly Period pursuant to Section 2.2 (and subject to the provisions of Section 2.2(c)), so long as, after giving effect to such remittance of funds, the aggregate of the Investor Interests shall not exceed 100%, and otherwise (y) deposit such balance of such funds, or the remainder thereof, as applicable, into the Collection Account; and

(iii)  on each Business Day from and after the Amortization Date, deposit such amounts into the Collection Account for the sole benefit of the Program Agent, the Managing Agent and the Investors.

If at any time Servicer determines that an amount deposited into the Collection Account does not constitute an amount to be deposited therein pursuant to this Section 2.3 or otherwise pursuant to this Agreement or any Transaction Document, Servicer shall withdraw such amounts from the Collection Account and pay such amounts to the Person that Servicer determines is entitled thereto.

Section 2.4.  Withdrawals from Collection Account prior to Amortization Date. Prior to the occurrence of the Amortization Date, Servicer shall withdraw from the Collection Account and pay to the persons entitled thereto the following amounts on the following dates:

(a)  at Servicer’s election, on each Daily Settlement Date other than the last Daily Settlement Date with respect to a Monthly Period, to Seller in respect of Reinvestments for such Monthly Period pursuant to Section 2.2 (and subject to the provisions of Section 2.2(c)), an amount equal to the excess (if any) of (x) the amount on deposit in the Collection Account on such date over (y) the Required Collection Account Amount on such date (computed based on the Estimated Current Month Net Receivables Pool Balance for such Daily Settlement Date);

(b)  at Servicer’s election, on the last Daily Settlement Date with respect to a Monthly Period, to Seller, an amount equal to the excess (if any) of (x) the amount on deposit in the Collection Account on such date over (y) the Required Collection Account Amount on such date (computed based on the Current Month Net Receivables Pool Balance for the last Business Day of such Monthly Period);

(c)  on each Monthly Settlement Date:

(i)  first, in the following order or priority: (A) to Servicer the Servicer Expenses and the Servicer Fee, if Seller or one of its Affiliates is not then acting as Servicer, (B) to the Program Agent and each Managing Agent, such Person’s costs of collection and enforcement of this Agreement, (C) ratably to the Persons entitled thereto all accrued and unpaid fees under the Fee Letters and all Yield due and payable, and (D) ratably to the Persons entitled thereto, all other unpaid Obligations, except for the Servicer Fee and the Servicer Expenses if Seller or one of its Affiliates is acting as Servicer, and (E) the Servicer Fee and the Servicer Expenses, if Seller or one of its Affiliates is acting as Servicer;

(ii)  second, to the reduction of the Aggregate Capital in an amount, if any, necessary so that on such Monthly Settlement Date (A) the Aggregate Capital does not exceed the Program Limit in effect for such date and (B) the aggregate of the Investor Interests does not exceed 100%, applied ratably in accordance with the Capital Pro Rata Share of the Investors of each such Managing Agent’s Investor Group; and

(iii)  third, any balance remaining thereafter shall be remitted from Servicer to Seller on such Monthly Settlement Date in respect of Reinvestments for the preceding Monthly Period pursuant to Section 2.2.

Section 2.5.  Application of Collections Following Amortization. On each Business Day (or, in the case of clauses (i) and (vi) below, on each Monthly Settlement Date) from and after the occurrence of the Amortization Date, Servicer shall withdraw from the Collection Account and pay to the persons entitled thereto the following amounts on the following dates:

(i)  first, to Servicer and amount equal to the Servicer Expenses and the Servicer Fee, if Seller or one of its Affiliates is not then acting as Servicer,

(ii)  second, to the Program Agent and each Managing Agent, an amount equal to such Person’s costs of collection and enforcement of this Agreement,

(iii)  third, ratably to the Persons entitled thereto, all accrued and unpaid fees under the Fee Letters and all Yield due and payable hereunder,

(iv)  fourth, to the Managing Agents, ratably in accordance with the Capital Pro Rata Share of the Investors of each such Managing Agent’s Investor Group, the amount required to reduce the Aggregate Capital to zero,

(v)  fifth, ratably to the Persons entitled thereto, an amount equal to all other unpaid Obligations, except for the Servicer Fee and the Servicer Expenses if Seller or one of its Affiliates is acting as Servicer,

(vi)  sixth, to Servicer, an amount equal to the Servicer Expenses and the Servicer Fee , if Seller or one of its Affiliates is acting as Servicer, and

(vii)  seventh, after the Aggregate Unpaids have been reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.5 and unless otherwise provided therein, shall be shared ratably (within each priority) among the Program Agent, the Managing Agents and the Investors in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.6.  Collection Account. In connection with this Agreement, Servicer shall establish prior to date of the initial Incremental Purchase and thereafter maintain, in the name of Seller for the benefit of the Investors, the Managing Agents and the Program Agent, a segregated deposit account (the “Collection Account”) bearing a designation clearly indicating that the funds deposited therein are held for the ratable benefit of the Investors. The Collection Account shall at all times be maintained at a depository bank approved by the Program Agent and shall be subject at all times to a Blocked Account Agreement that is in full force and effect. Servicer shall make deposits into, and make withdrawals from, the Collection Account as provided in this Agreement. Any interest earnings on amounts on deposit from time to time in the Collection Account shall be applied pursuant to this Agreement as Collections. The Program Agent for the benefit of itself, the Investors and the Managing Agents shall possess all right, title and interest in all funds on deposit from time to time in the Collection and in all proceeds thereof (including all income thereon).

Section 2.7.  Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or is otherwise returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Program Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.8.  Deemed Collections and other Adjustment Payments.

(a)  For purpose of this Agreement, Seller shall be deemed to have received a Collection of a Receivable, allocated as a reduction of Junior Interest, to the extent that (i) the Net Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of such Receivable) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) any of the representations or warranties in Article V are no longer true with respect to such Receivable (unless such untrue representation or warranty affects only any portion thereof constituting an Additional Amount).

(b)  In the event Seller at any time receives any amounts representing Adjustment Payments, Seller shall immediately pay such amounts to Servicer for application as a Collection in accordance with the terms and conditions hereof and, at all times prior to such payment, such amounts shall be held in trust by Seller for the exclusive benefit of the Investors, the Managing Agents and the Program Agent.

ARTICLE III

CONDUIT FUNDING

Section 3.1.  Yield. Seller shall pay Yield with respect to the Capital of each Investor Interest of each Conduit Investor for each day that any Capital in respect of such Investor Interest is outstanding at the applicable CP Rate; provided that any Investor Interest of a Conduit Investor, or portion thereof, which such Conduit Investor is not then funding the proceeds of Commercial Paper shall accrue Yield pursuant to Article IV.

Section 3.2.  Payments. On each Monthly Settlement Date, Seller shall pay to the Managing Agent (for the benefit of the Conduit Investor in its Investor Group) an aggregate amount equal to all accrued and unpaid Yield in respect of the Capital of the Investor Interest of such Conduit Investor for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3.  Calculation of Yield. Not later than the Business Day immediately preceding each Monthly Report Date, each Conduit Investor shall calculate the aggregate amount of Yield in respect of the Capital of the Investor Interest of such Conduit Investor for the Accrual Period ending on the next following Monthly Settlement Date and shall notify Seller and Servicer of such aggregate amount.

ARTICLE IV

COMMITTED INVESTOR FUNDING

Section 4.1.  Committed Investor Funding Provisions. Each Investor Interest of Investors which are not Conduit Investors and each Investor Interest of Conduit Investors as to which Yield is to be determined pursuant to this Article IV, shall accrue Yield for each day during an Accrual Period at the applicable Bank Rate in accordance with the terms and conditions hereof. The initial Bank Rate for any Investor Interest funded by such Investors pursuant to the terms and conditions hereof shall be the LIBO Rate, unless (i) the availability of the LIBO Rate has been suspended pursuant to Section 4.3 below, or (ii) the applicable Managing Agent shall designate the Alternate Rate as the applicable rate of funding for such Investor Interest. If Yield on all or any portion of the Investor Interest of a Conduit Investor is first to be determined pursuant to this Article IV on a date other than the first day of an Accrual Period or if an Investor (other than a Conduit Investor) acquires all or any portion of the Investor Interest of the Conduit Investor in its Investor Group by assignment from such Conduit Investor, the initial Bank Rate for such Investor Interest (or such portion thereof) shall be determined in accordance with the preceding sentence.

Section 4.2.  Yield Payments. On each Monthly Settlement Date, Seller shall pay to the Managing Agent (for the benefit of each Investor in its Investor Group which is not Conduit Investors and the Conduit Investor in its Investor Group, if the Yield on its Investor Interest is to be determined pursuant to this Article IV) an aggregate amount equal to all accrued and unpaid Yield in respect of the Capital of the Investor Interest of such Investors for the immediately preceding Accrual Period in accordance with Article II.

Section 4.3.  Suspension of the LIBO Rate. If any Investor notifies its related Managing Agent that it has determined in good faith that (i) the introduction of or any change in or in the interpretation or application of any law or regulation by any Governmental Authority (in each case after the date of this Agreement) makes it unlawful, or any central bank or other Governmental Authority asserts after the date of this Agreement that it is unlawful, for such Investor or its Funding Source to fund or maintain Investor Interests at the LIBO Rate, (ii) by reasons of circumstances affecting the interbank Eurodollar market either adequate and reasonable means do not exist for ascertaining the LIBO Rate for an Accrual Period, (iii) the applicable LIBO Rate will not adequately and fairly reflect the cost to such Investor or, if applicable, its Funding Source, of funding or maintaining Investor Interests, or (iv) such Investor or, if applicable, its Funding Source, is subject to restrictions on the amount of a category of Eurodollar liabilities or assets that it may hold corresponding to the Investor Interests, then (A) such Managing Agent shall notify the Program Agent and Seller and shall suspend the availability of the LIBO Rate with respect to each affected Investor until such later date on which each affected Investor shall have notified its related Managing Agent that the applicable circumstances described above in this Section 4.3 no longer exist, and (B) any affected Investor Interest then accruing Yield at such LIBO Rate shall thereupon and thereafter, until the first day of an Accrual Period on which such suspension has terminated, accrue Yield based upon the Alternate Rate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.  Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Program Agent, the Managing Agents and the Investors, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)  Existence and Power. Such Seller Party is (in the case of Servicer) a corporation duly organized or (in the case of Seller) a limited liability company duly formed, and in either case validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)  Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement, each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s purchase of Receivables under the Second Tier Sale Agreement, its sale of Investor Interests hereunder and its use of the proceeds of such sales, are within its powers and authority and have been duly authorized by all necessary action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)  No Conflict. The execution and delivery by such Seller Party of this Agreement, each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, its purchase of Receivables pursuant to the Second Tier Sale Agreement and its sale of Investor Interests hereunder, (i) do not contravene or violate (A) its certificate of incorporation or bylaws or its limited liability company agreement or certificate of formation, as applicable, (B) any law, rule or regulation applicable to it, including the Natural Gas Act, as amended, and the rules and regulations of FERC thereunder, (C) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (ii) do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder), except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)  Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with (except as have been given, made or obtained), any governmental authority or regulatory body (including FERC) is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder, and, in the case of Seller, its purchase of Receivables pursuant to the Second Tier Sale Agreement and its issuance of the Junior Interest and the sale of Investor Interests hereunder, except for the filing of the financing statements required hereunder, which filings have been duly made. Seller does not, and will not during the term of this Agreement, engage in the transportation of natural gas in interstate commerce, or the sale in interstate commerce of such gas for resale. Each Seller Party jointly and severally represents and warrants that no authorization or approval or other action by, and no notice to or filing with FERC is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)  Actions, Suits. (i) With respect to Seller, there is no litigation, action, suit or other legal or governmental proceeding pending or, to the best knowledge of either Seller Party, threatened, at law or in equity, or before or by any arbitrator or governmental authority or regulatory body relating to the transactions under this Agreement; and (ii) with respect to Servicer, there is no litigation, action, suit or other legal or governmental proceeding pending, or to the best knowledge of either Seller Party, threatened, against or affecting it, or any of its properties, in equity, or before or by any court, arbitrator or governmental authority relating to the transactions under this Agreement which, in any such case, could reasonably be expected to have a Material Adverse Effect, except for the proceedings described in Servicer’s annual report on Form 10 K for the year ended December 31, 2005 or its quarterly report on Form 10 Q for the fiscal quarter ended June 30, 2006 as filed with the Securities and Exchange Commission.

(f)  Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)  Accuracy of Information. All written information heretofore furnished by such Seller Party or any of its Affiliates to the Program Agent, the Managing Agents or the Investors (i) pursuant to any requirement of this Agreement or any of the other Transaction Document, (ii) in any Daily Report, Mid-Month Report or Monthly Report, or (iii) listed or described on Schedule C hereto is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Program Agent, the Managing Agents or the Investors will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not, when furnished, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, when taken as a whole, not misleading (it being recognized that any estimated amounts, projections or forecasts provided to the Program Agent, the Managing Agents or the Investors are based on estimates and assumptions believed in good faith by such Seller Party on the date hereof or (if later) the date of delivery to be reasonable as of their date, and that actual results during the periods covered by such projections or forecasts may differ from projected or forecasted results).

(h)  Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)  Good Title. Each purchase of Receivables by Seller or Finance LLC from Finance LLC or the Originator, as the case may be, pursuant to a Sale Agreement was made in good faith and without knowledge of any Adverse Claim against the Receivables purchased, except as contemplated by the Transaction Documents. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as contemplated by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security with respect thereto.

(j)  Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Program Agent for the benefit of the relevant Investor or Investors (and the Program Agent for the benefit of such Investor or Investors shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as contemplated by the Transaction Documents.

(k)  Places of Business etc. The principal places of business and chief executive office of such Seller Party and the principal offices where it keeps its Records are located at the address(es) listed on Exhibit III or such other locations of which the Program Agent has been notified in accordance with Section 7.2(a) and where all action required by Section 13.4(a) has been taken and completed. Seller is organized as a limited liability company under the laws of the state of Delaware. Seller’s Federal Employer Identification Number and the organizational identification number from its jurisdiction of organization are correctly set forth on Exhibit III. In the past five years. Seller has not used any names, trade names or assumed names other than the name in which it has executed this Agreement.

(l)  Collections. The names and addresses of all Collection Banks, together with the account numbers of the Blocked Accounts of Seller at each Collection Bank, the post office box number of each Lock-Box are listed on Exhibit IV, as such exhibit may be amended from time to time in accordance with Section 7.2(b).

(m)  Material Adverse Effect. Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a Material Adverse Effect.

(n)  Ownership of Seller. Finance LLC directly owns 100% of the issued and outstanding membership interests of Seller, free and clear of any Adverse Claim. There are no options, warrants or similar rights to acquire membership interests or other securities of Seller. Seller has no Subsidiaries.

(o)  Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p)  Compliance with Law. Such Seller Party and its Subsidiaries have complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or they may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including the Natural Gas Act, the rules and regulations of FERC thereunder and laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, in each case except where such contravention or violation could not reasonably be expected to have a material adverse effect on the collectibility of such Receivable (other than Additional Amounts) or a Material Adverse Effect.

(q)  Taxes. Such Seller Party and its Subsidiaries have duly filed all tax returns required to be filed by it, and has duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a Material Adverse Effect, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by it or such Subsidiary.

(r)  Payments to Finance LLC, etc. With respect to each Receivable transferred to Seller under the Second Tier Sale Agreement, Seller has given reasonably equivalent value to Finance LLC in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Finance LLC of any Receivable under the Second Tier Sale Agreement is or may be voidable under any section of the Federal Bankruptcy Code or other statutory provisions or common law or equitable action by any Person.

(s)  Enforceability of Contracts. Each Contract with respect to each Receivable included in the Net Receivable Pool Balance is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); provided that no representation is made in this paragraph regarding Additional Amounts.

(t)  Eligible Receivables. Each Receivable included in the Net Receivable Pool Balance as at any date of determination was or will be an Eligible Receivable on such date.

(u)  Net Receivable Pool Balance. Immediately after giving effect to each purchase hereunder, the aggregate of the Investor Interests does not exceed 100%.

(v)  Purpose. Seller has determined that, from a business viewpoint, the purchases of the Receivables and related interests thereto from Finance LLC under the Second-Tier Sale Agreement, and the sales of Investor Interests to the Investors and the other transactions contemplated herein, are in the best interests of Seller. No Incremental Purchase or Reinvestment hereunder is or may be voidable under any section of the Federal Bankruptcy Code or other statutory provisions or common law or equitable action by any Person.

(w)  Collection of Third Party Amounts. No portion of the Collections in respect of any Receivable represents amounts such Seller Party is collecting on behalf of third parties.

(x)  Servicer Fee. The amount of the Servicer Fee represents a fair market Servicer Fee for the servicing obligations performed by Servicer hereunder.

ARTICLE VI

CONDITIONS OF PURCHASES

Section 6.1.  Conditions Precedent to Initial Incremental Purchase and Restatement. The initial Incremental Purchase hereunder is subject to the conditions precedent that (a) the Program Agent shall have received on or before the date of such purchase those documents listed on Schedule B (in sufficient copies for each Managing Agent), each (unless otherwise indicated) dated the date of the initial Incremental Purchase, in form and substance satisfactory to the Managing Agents and (b) all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letters have been paid.

Section 6.2.  Conditions Precedent to All Purchases. Each Incremental Purchase of an Investor Interest shall be subject to the further conditions precedent that in the case of each such purchase: (a) Servicer or Computation Agent shall have delivered to the Managing Agents on or prior to the date of such purchase, in form and substance satisfactory to the Managing Agents, all Periodic Reports as and when due under Section 8.5 or Section 8.6(b); (b) the Amortization Date shall not have occurred; and (c) on the date of each such Incremental Purchase, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase shall be deemed a representation and warranty by Seller that such statements are then true):

(i)  the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Incremental Purchase as though made on and as of such date;

(ii)  no event has occurred and is continuing, or would result from such Incremental Purchase, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase, that would constitute a Potential Amortization Event; and

(iii)  the Aggregate Capital does not exceed the Program Limit and the aggregate of the Investor Interests does not exceed 100%.

It is expressly understood that, unless otherwise directed by any Managing Agent or any Investor or unless an Amortization Event shall have occurred and be continuing, each Reinvestment shall, occur automatically on each day that Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent.

ARTICLE VII

COVENANTS

Section 7.1.  Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a)  Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Program Agent and the Managing Agents:

(i)  Annual Reporting. Within 120 days after the close of each of Seller’s fiscal years, unaudited financial statements (which shall include balance sheets, statements of income and changes in stockholders’ equity and a statement of cash flows) for such fiscal year, all certified by a Responsible Officer of Seller as fairly presenting in all material respects the financial condition, results of operations and cash flows of Seller in accordance with GAAP, subject to the omission of footnote disclosure

(ii)  Quarterly Reporting. Within 60 days after the close of the first three (3) quarterly periods of each of Seller’s fiscal years, unaudited balance sheets of Seller as at the close of each such period and statements of income and changes in stockholders’ equity and an unaudited statement of cash flows for Seller for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer of Seller as fairly presenting in all material respects the financial condition, results of operations and cash flows of Seller in accordance with GAAP, subject to normal year-end adjustments and omission of footnote disclosure.

(iii)  Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by Seller’s Responsible Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(b)  Notices. Such Seller Party will notify the Program Agent and the Managing Agents in writing of or, if applicable, provide the Program Agent and the Managing Agents copies of the following:

(i)  Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectibility of the Receivables (other than any portion thereof constituting an Additional Amount) or materially decrease the credit quality of any newly created Receivables (other than Additional Amounts), requesting each Managing Agent’s consent thereto.

(ii)  Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Program Agent, any Managing Agent or any Investor, copies of the same.

(iii)  Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition, financial or otherwise, of such Seller Party as the Program Agent or any Managing Agent may from time to time reasonably request in order to protect the interests of the Program Agent, the Managing Agents, and the Investors under or as contemplated by this Agreement.

(c)  Notices. Such Seller Party will notify the Program Agent and each Managing Agent in writing of any of the following promptly (and in any case within two Business Days) upon a Responsible Officer’s actual knowledge thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)  Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of a Responsible Officer of such Seller Party.

(ii)  Judgment and Proceedings. (A) All litigation and of all proceedings before any governmental authority against or involving Servicer or any of its Subsidiaries, except any litigation or proceeding that in the reasonable judgment of Servicer (taking into account the availability of appeals) is not likely to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii)  Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)  Defaults Under Other Agreements. If any Indebtedness of Servicer or any of its Subsidiaries in excess of $25,000,000 shall have been become due prior to its stated maturity, or any such Indebtedness of Servicer or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased, redeemed or defeased (other than by a regularly scheduled payment or a prepayment upon the sale of assets otherwise permitted thereunder), prior to the date of maturity thereof, by reason of a payment default by Servicer or any of its Subsidiaries or a default by Servicer or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed.

(v)  Termination Date. The occurrence of the “Termination Date” under and as defined in either Sale Agreement.

(d)  Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, and will obtain and maintain all applicable authorizations or approvals from governmental authorities or regulatory bodies (including FERC), except where the failure to so comply or to obtain or maintain such authorization or approval could not reasonably be expected to have a Material Adverse Effect. It will preserve and maintain its corporate or limited liability company (as applicable) existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(e)  Audits. Such Seller Party will furnish to the Program Agent and its representatives at all times, upon reasonable prior notice, reasonable full access during regular business hours to all of its offices and Records (wheresoever located, including any repository used to store any such Records), as appropriate to verify its compliance with this Agreement, and permit the Program Agent and its representatives to examine and audit the same, and make photocopies and/or computer tape or other digital media replicas thereof, and it agrees to render to the Program Agent and its representatives, at its sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Program Agent and its representatives shall also have the right to discuss its affairs with such Seller Party’s officers and to verify under appropriate procedures the validity, amount, quality, quantity, value and condition of, or any other matter relating to, the Receivables and the Related Security. Prior to the occurrence of a Termination Event, the number and frequency of any such audits by the Program Agent shall be limited to such number and frequency as shall be reasonable in the exercise of the Program Agent’s reasonable commercial judgment, but shall in no event exceed one such audit per year. Each such audit shall be at the sole expense of Servicer.

(f)  Keeping and Marking of Records and Books.

(i)  Servicer will (and will cause the Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Servicer will (and will cause the Originator to) give the Program Agent and each Managing Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence if such proposed change or amendment could be reasonably expected to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables.

(ii)  Such Seller Party will (and will exercise its rights under the Transaction Documents to cause the Originator to) at all times maintain an account in its master records indicating the aggregate amount of Receivables sold by the Originator to Finance LLC pursuant to the First Tier Sale Agreement and in turn sold by Finance LLC to Seller pursuant to the Second Tier Sale and in which Seller has issued the Senior Interest and/or a security interest to the Program Agent pursuant to this Agreement.

(g)  Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause the Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables to the extent a failure to comply would adversely affect the collectibility of such Receivables (including by giving rise to a present right of offset by the applicable Obligor) and (ii) comply in all material respects with the Credit and Collection Policy and its collection procedures in regard to each Eligible Receivable and the related Contract.

(h)  Performance and Enforcement of Sale Agreement. Seller will perform its obligations and undertakings under and pursuant to the Second Tier Sale Agreement, will purchase Receivables thereunder in compliance with the terms thereof and will, to the extent necessary in its reasonable business judgment, enforce the rights and remedies accorded to Seller, directly or as assignee, under the Sale Agreements, provided that after the occurrence and during the continuation of an Amortization Event, Seller shall enforce its rights and remedies under the Sale Agreements at the direction of the Program Agent. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Program Agent and the Investors as assignees of Seller) under the Sale Agreements as the Program Agent or any Managing Agent may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in either Sale Agreement.

(i)  Ownership. Seller will (or will cause the Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Second Tier Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims contemplated by the Transaction Documents, and (ii) establish and maintain, in favor of the Program Agent, for the benefit of the Investors, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims contemplated by the Transaction Documents; including in each case the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Program Agent’s (for the benefit of the Investors) interest in such Receivables, Related Security and Collections and such other action to perfect the interest of the Program Agent for the benefit of the Investors as the Program Agent or any Managing Agent may reasonably request.

(j)  Investors’ Reliance. Seller acknowledges that the Investors are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from the Originator or any Affiliate thereof (each, an “El Paso Entity”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including all steps that the Program Agent, any Managing Agent or any Investor may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of any El Paso Entity thereof and not just a division of a El Paso Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein,

(i)  Seller shall:

(A)  maintain books and records and bank accounts separate from those of any other Person;

(B)  maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(C)  comply with all organizational formalities necessary to maintain its separate existence;

(D)  hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(E)  maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Seller’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(F)  prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(G)  allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(H)  not enter into any transaction with Affiliates except on an arm’s-length basis and pursuant to written, enforceable agreements;

(I)  conduct business in its own name, and use separate stationery, invoices and checks;

(J)  not commingle its assets or funds with those of any other Person;

(K)  not assume, guarantee or pay the debts or obligations of any other Person;

(L)  correct any known misunderstanding as to its separate identity;

(M)  not permit any Affiliate to guarantee or pay its obligations;

(N)  not make loans or advances to any other person;

(O)  pay its liabilities and expenses out of its own funds;

(P)  maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(Q)  maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided that the foregoing shall not require the member of Seller to make additional capital contributions to Seller; and

(R)  cause the managers, agents and other representatives of Seller to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller;

(S)  at all times have an Independent Manager and ensure that all limited liability company actions relating to (x) the selection, maintenance or replacement of the Independent Manager, (y) the dissolution or liquidation of Seller or (z) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous consent of Seller’s members and managers, including the Independent Manager; and

(T)  take such other actions as are reasonably necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Andrews Kurth LLP, as counsel for Seller, in connection with the closing of the Original Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times, and

(ii)  Seller shall not:

(A)  guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(B)  engage, directly or indirectly, in any business other than as required or permitted to be performed under this Agreement and the Second Tier Sale Agreement;

(C)  incur, create or assume any indebtedness or liabilities other than as expressly permitted under this Agreement and the Second Tier Sale Agreement;

(D)  make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person other than as permitted under this Agreement and the Second Tier Sale Agreement;

(E)  to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Seller’s business;

(F)  buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(G)  form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, except, in each case, for the Buyer; or

(H)  own any asset or property other than the Receivables and proceeds thereof, and such other property as is contemplated by this Agreement and the Second Tier Sale Agreement.

(k)  Collections. Such Seller Party will cause (i) all Obligors to be directed to remit all Collections to a Lock-Box, a Blocked Account, (ii) all proceeds from all Lock-Boxes to be deposited into a Blocked Account, (iii) each Blocked Account to be subject at all times to a Blocked Account Agreement that is in full force and effect and (iv) each Lock-Box to be subject at all times to a Blocked Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Blocked Account within two (2) Business Days, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Program Agent, the Managing Agents and the Investors. Seller will maintain exclusive ownership, dominion and control of each Blocked Account and Lock-Box and shall not grant the right to take dominion and control of any Blocked Account or Lock-Box at a future time or upon the occurrence of a future event to any Person, in each case except that such action may be taken (i) with respect to Lock-Boxes subject to a Blocked Account Agreement signed by the Collection Bank with the right to take dominion and control of such Lock-Box and (ii) to the extent otherwise contemplated by this Agreement, a Blocked Account Agreement. Seller will not maintain any accounts or lockboxes, other than Lock-Boxes, Blocked Accounts and the Collection Account maintained in accordance with this Agreement.

(l)  Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP (if any) shall have been set aside on its books and where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any Conduit Investor, the Program Agent, any Managing Agent or any Committed Investor.

(m)  Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment. Seller will pay, or cause to be paid, the premiums therefor. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller’s obligations hereunder.

(n)  Payment to Originator. With respect to any Receivable purchased by Seller from Finance LLC, such sale shall be effected under, and in strict compliance with the terms of, the Second Tier Sale Agreement, including the terms relating to the method of payment and amount and timing of payments to be made to Finance LLC in respect of the purchase price for such Receivable.

(o)  Operation of Pipelines. In the case of Servicer, it will (i) remain an open access transporter, to retain its blanket certificate under Part 284 of Title 18 of the Code of Federal Regulations, and (ii) operate its currently constituted transmission pipelines, as they may be expanded from time to time, in an efficient and business-like manner or to maintain all necessary FERC and other governmental authorizations and approvals necessary to operate its currently constituted transmission pipeline business, as it may be expanded from time to time.

Section 7.2.  Negative Covenants of Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a)  Name Change, Offices and Records. Seller will not (and will not permit the Originator to) (i) make any change to its name, identity or corporate structure (within the meaning of the applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless, at least forty-five (45) days prior to the effective date of any such change or relocation Seller notifies the Program Agent thereof and delivers to the Program Agent all financing statements, instruments, legal opinions and other documents reasonably requested by the Program Agent or any Managing Agent may reasonably request in connection with such change or relocation and has taken all other steps to ensure that the Program Agent, for the benefit of itself and the Investors, continues to have a first priority, perfected ownership or security interest in the Receivables, the Related Security related thereto and any Collections thereon, or (ii) change its jurisdiction of incorporation or formation (within the meaning of the applicable enactment of the UCC) unless the Program Agent shall have received from Seller, prior to such change, (A) those items described in clause (i) hereof, and (B) if the Program Agent, any Managing Agent or any Investor shall so request, an opinion of counsel, in form and substance reasonably satisfactory to such Person, as to such organization and Seller’s or the Originator’s, as applicable, valid existence and good standing and the perfection and priority of the Program Agent’s ownership or security interest in the Receivables, the Related Security and Collections. In accordance with Section 13.12(b), the provisions of this Agreement shall apply to any successors or assigns.

(b)  Change in Payment Instructions to Obligors; Accounts. Such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Blocked Account or Lock-Box, unless the Program Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change, and (ii) with respect to the addition of a Collection Bank, a Blocked Account or Lock-Box, an executed Blocked Account Agreement with respect to the new Blocked Account or Lock-Box; provided that Servicer may make changes in instructions to Obligors regarding payments otherwise restricted above if such new instructions require such Obligor to make payments to another existing Blocked Account or Lock-Box. A revised Exhibit IV shall be delivered by Seller to the Program Agent in connection with any addition or termination of any Blocked Account or Lock-Box in accordance with the provisions of this section and Exhibit IV shall be deemed to be amended hereby upon such delivery.

(c)  Modifications to Credit and Collection Policy. Subject to Section 7.1(b)(i), such Seller Party will not, and will not permit the Originator to, make any change to the Credit and Collection Policy that could materially adversely affect the collectibility of the Receivables (other than any portion thereof constituting an Additional Amount) or the credit quality of any newly created Receivables (other than Additional Amounts).

(d)  Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Blocked Account or Lock-Box, or assign any right to receive income with respect thereto (other than, in each case, as contemplated by the Transaction Documents), and Seller will defend the right, title and interest of the Program Agent and the Investors in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or the Originator.

(e)  Termination Date Determination; Modification of Sale Agreements. Seller will not (i) designate the Termination Date (as defined in the Second Tier Sale Agreement), (ii) send any written notice to Finance LLC in respect thereof, or (iii) consent to Finance LLC designating the Termination Date (as defined in the First Tier Sale Agreement) or sending any written notice to the Originator in respect thereof, in each case without the prior written consent of the Program Agent and each Managing Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of either Sale Agreement. No Seller Party will amend or otherwise modify or terminate any Sale Agreement without the written consent of the Program Agent and each Managing Agent, except with respect to a termination upon the occurrence of a Termination Date arising pursuant to Section 5.1(d) of either Sale Agreement.

(f)  Mergers, Acquisitions etc. Seller will not merge into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than acquisitions of Receivables pursuant to the Second Tier Sale Agreement.

(g)  Modification of Reporting Procedures. Seller shall not, without the prior consent of the Program Agent (such consent not to be unreasonably withheld or delayed), permit any amendment which would materially change the calculation methods used to generate the reports delivered in accordance with Section 8.5 hereof.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

Section 8.1.  Designation of Servicer.

(a)  The servicing, administration and collection of the Receivables shall be conducted by such Person or Persons (the “Servicer” and, if multiple Persons, collectively, the “Servicer”) so designated from time to time in accordance with this Section 8.1. Southern Natural Gas Company is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms of this Agreement. The Program Agent (with the consent or direction of the Required Committed Investors) may designate as Servicer any Person to succeed Southern Natural Gas Company or any successor Servicer at any time after the occurrence of an Amortization Event. Without the prior written consent of the Program Agent, Southern Natural Gas Company (nor any of its delagatees) shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than El Paso Corporation pursuant to Section 8.6 hereof.

(b)  Notwithstanding any permitted delegation by Southern Natural Gas Company pursuant to Section 8.1(a), (a) Southern Natural Gas Company shall be and remain primarily liable to the Program Agent, the Managing Agents and the Investors for the full and prompt performance of all duties and responsibilities of Servicer hereunder and (b) the Program Agent, the Managing Agents and the Investors shall be entitled to deal exclusively with Southern Natural Gas Company in matters relating to the discharge by Servicer of its duties and responsibilities hereunder. The Program Agent, the Managing Agents and the Investors shall not be required to give notice, demand or other communication to any Person other than Southern Natural Gas Company in order for communication to Servicer and any sub-servicers or other delegate with respect thereto to be accomplished. Southern Natural Gas Company at all times that it is Servicer, shall be responsible for providing any sub-servicer or other delegate of Servicer with any notice given to Servicer under this Agreement.

Section 8.2.  Duties of Servicer.

(a)  Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with its collection practices.

(b)  Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or a Blocked Account. Servicer shall effect a Blocked Account Agreement substantially in the form of Exhibit VI with each bank at which a Blocked Account or Lock-Box is held at any time and with the bank at which the Collection Account is held. In the case of any remittances received in any Lock-Box or Blocked Account that shall have been identified, to the satisfaction of Servicer, as not constituting Collections or other proceeds of the Receivables or the Related Security, Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Program Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Program Agent may request that Servicer, and Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a depositary account specified by the Program Agent and, at all times thereafter, Seller and Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c)  Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. Servicer shall set aside and hold in trust for the account of Seller and the Investors their respective shares of the Collections in accordance with Article II. Servicer shall, upon the request of the Program Agent (with the consent or at the direction of the Required Committed Investors), segregate, in a manner acceptable to the Program Agent and the Required Committed Investors, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of Servicer or Seller prior to the remittance thereof in accordance with Article II.

(d)  Servicer may, in accordance with its collection practices, extend the maturity of any Receivable or adjust the Net Outstanding Balance of any Receivable as Servicer determines to be appropriate to maximize Collections thereof; provided that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or limit the rights of the Program Agent, the Managing Agents or the Investors under this Agreement.

(e)  Servicer shall hold in trust for Seller and the Investors all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, if an Amortization Event exists, as soon as reasonably practicable upon demand of the Program Agent (with the consent or at the direction of the Required Committed Investors), deliver or make available to the Program Agent all such Records, at a place selected by the Program Agent. Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables.

(f)  Any payment by an Obligor in respect of any indebtedness owed by it to the Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Program Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3.  Collection Notices. The Program Agent (acting with the consent or at the direction of the Required Committed Investors) is authorized at any time when an Amortization Event exists or a Collection Notice Event has occurred and is continuing, to date and to deliver to the Collection Banks the Collection Notices and thereafter to make transfers and payments from Blocked Accounts and the Collection Account in lieu of Servicer in accordance with Article II of this Agreement. In making any such transfers and payments, the Program Agent shall be entitled to rely on the periodic reports provided by Servicer hereunder and upon notices from any Managing Agent and any Investor with respect to amounts payable to such Managing Agent (or members of its Investor Group) or to such Investor and upon the Program Agent’s records with respect to payments to be made to the Program Agent, any Managing Agent and any Investor and shall be fully protected in acting thereon; provided that if the Program Agent determines in good faith that it does not have sufficient information to determine amounts transferable or payable from Blocked Accounts and the Collection Account hereunder or has conflicting information with respect thereto, the Program Agent shall be entitled, but shall not be required, to transfer such amounts to, or to retain such amounts in, the Collection Account pending its receipt of further information satisfactory to it. Seller hereby transfers to the Program Agent for the benefit of the Investors, effective when the Program Agent delivers any such notice, the exclusive ownership and control of the applicable Blocked Account and control of the applicable Lock-Box. In case any authorized signatory of Seller whose signature appears on a Blocked Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Program Agent, and agrees that the Program Agent shall be entitled, when an Amortization Event exists or a Collection Notice Event has occurred and is continuing, to (A) endorse Seller’s name on checks and other instruments representing Collections, (B) enforce the Receivables, the related Contracts and the Related Security and (C) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Program Agent rather than Seller.

Section 8.4.  Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Program Agent, the Managing Agents and the Investors of their rights hereunder shall not release Servicer, the Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. None of the Program Agent, the Managing Agents or the Investors shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5.  Reports. Servicer shall prepare and deliver to each Managing Agent and the Program Agent (a) a Monthly Report with respect to each Monthly Period not later than 3:00 p.m. (New York time) on the related Monthly Report Date, (b) a Mid-Month Report with respect to each Monthly Period not later than 3:00 p.m. (New York time) on the related Mid-Month Report Date, (c) a Daily Report with respect to (i) the Cash Receipt Date, (ii) the first Daily Settlement Date for each Monthly Period, and (iii) each Daily Settlement Date on which funds were remitted to Seller pursuant to clause (ii)(B) of Section 2.3, Section 2.4(a) or Section 2.4(b) and the immediately following Daily Settlement Date, in each case not later than 1:00 p.m. (New York time) on the Business Day immediately following such Daily Settlement Date or the Cash Receipt Date, as applicable, and (iv) at such times as any Managing Agent shall reasonably request, an aging of Receivables. Each Monthly Report, Mid-Month Report and Daily Report shall be certified as being true and correct in all material respects by a Responsible Officer of Servicer (or, with respect to amounts identified therein as estimates, as being estimated reasonably and based on Servicer’s records and assumptions believed in good faith by such Responsible Officer).

Section 8.6.  Computation Agent.

(a)  El Paso Corporation is hereby designated as, and, by its acceptance of this Agreement set forth below, hereby agrees to perform the duties and obligations of, the Computation Agent pursuant to the terms of this Agreement. The Program Agent (with the consent or direction of the Required Committed Investors) may designate as Computation Agent any Person to succeed El Paso Corporation or any successor at any time after the occurrence of an Amortization Event.

(b)  The Computation Agent shall aggregate and prepare certain portions of the reports to be provided by the Servicer pursuant to Section 8.5 (as more fully specified in the applicable form of report) and shall deliver such portions to each Managing Agent and the Program Agent not later than the time at which such report is due as provided in such Section.

Section 8.7.  Servicer Fees. Servicer shall be entitled to receive a fee (the “Servicer Fee”) equal to 1.00% per annum multiplied by the average daily aggregate Outstanding Balance of all Eligible Receivables, payable in arrears on each Monthly Settlement Date for the immediately preceding Monthly Period out of Collections available for such purpose pursuant to Article II on such Monthly Settlement Date. The Investors’ share of the Servicer Fee shall be equal to the Servicer Fee Rate multiplied by the average daily Aggregate Capital of the Investor Interests payable as provided above. Upon the appointment of a successor servicer under this Agreement which is not an Affiliate of Servicer, the Servicer Fee shall be such amount as the Managing Agents, with the consent of the Required Committed Investors, shall reasonably determine. Notwithstanding anything herein to the contrary, the Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Article II. To the extent such Collections are not sufficient to pay the Servicer Fee in full, none of Seller, the Program Agent or any Managing Agent or Investor shall have any liability for the deficiency. The Computation Agent shall be entitled to receive a fee and reimbursement of expenses from Servicer in such amounts and payable at such times as the Computation Agent and Servicer may agree upon from time to time. In no event shall Seller, the Program Agent or any Managing Agent or Investor shall have any liability for payment of any fees or expenses of the Computation Agent.

ARTICLE IX

AMORTIZATION EVENTS

Section 9.1.  Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)  Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due and such failure continues for two Business Days, (ii) in the case of Servicer, to deliver any report required to be delivered pursuant to Section 8.5 when due and such failure, if it is caused by a Force Majeure Event, continues for two Business Days, (iii) to perform or observe any term, covenant or agreement contained in Section 7.1(b), 7.1(c), 7.1(h)-(k) and (n), Section 7.2, Section 9.1 (other than as referred to in clause (i) or (ii) of this subsection (a) or Section 9.1(d)) and with respect to Servicer only, Section 8.2(b), and such failure shall continue for five consecutive Business Days after the earlier of receipt of written notice thereof from the Program Agent or any Managing Agent, or a Seller Party’s Responsible Officer’s actual knowledge thereof or (iii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) or (ii) of this subsection (a) or Section 9.1(d)) and such failure shall continue for twenty consecutive days after the earlier of receipt of written notice thereof from the Program Agent or any Managing Agent, or a Seller Party’s Responsible Officer’s actual knowledge thereof.

(b)  Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been (i) with respect to any representations, warranties, certifications or statements which contain a materiality qualifier, incorrect in any respect when made or deemed made and (ii) with respect to any representations, warranties, certifications or statements which do not contain a materiality qualifier, incorrect in any material respect when made or deemed made; provided that an Amortization Event shall not occur in connection with a breach (including with respect to delivery of reports or other information) of any of the representations in paragraphs (g), (i), (j), (r), (s), (t), (u) or (w) of Section 5.1 with respect to any Receivable or Related Security if either (i) the aggregate of the Investor Interests does not exceed 100% after a recalculation of the Investor Interests excluding such Receivable and all Receivables, if any, related to such Related Security from the Net Receivable Pool Balance or (ii) the aggregate of the Investor Interests does not exceed 100% after a recalculation of the Investor Interests excluding such Receivable and all Receivables, if any, related to such Related Security from the Net Receivable Pool Balance and Seller has made the payment required by, and in accordance with, Section 2.8.

(c)  Failure of Seller to pay any Indebtedness when due, giving effect to any applicable grace periods.

(d)  Any Seller Party or the Originator (i) shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any such Person shall take any corporate or limited liability company action to authorize any of the actions set forth in clause (ii) above in this subsection (d).

(e)  As at the end of any Monthly Period, (i) the average of the Dilution Ratios for such Monthly Period and the two preceding Monthly Periods shall exceed 0.40% (ii) the average of the Delinquency Ratios for such Monthly Period and the two preceding Monthly Periods shall exceed 13.0%, or (iii) the average of the Loss Ratios for such Monthly Period and the two preceding Monthly Periods shall exceed 11.0%.

(f)  A Change of Control shall occur.

(g)  A Material Adverse Effect shall occur.

(h)  One or more judgments, decrees, arbitration or binding mediation award(s) and/or settlement(s) for the payment of money in excess of $100,000 in the aggregate shall be entered against Seller, and either (i) within thirty (30) days from the later of (A) the entry of any such judgment or decree or the date of any such award or settlement (as applicable) and (B) the date any payment is required to be made on or with respect to any such judgment, decree, award or settlement pursuant to the terms thereof, the same shall not have been paid, discharged or vacated, or in the case of a judgment, decree or award, stayed pending appeal, or shall not have been discharged or vacated within thirty (30) days from the entry of a final order of affirmance on appeal or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment, decree, award or settlement.

(i)  (i) The “Termination Date” under and as defined in either Sale Agreement shall occur under such Sale Agreement, (ii) the Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Finance LLC under the First Tier Sale Agreement, or (iii) Finance LLC shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Second Tier Sale Agreement.

(j)  This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or the Program Agent for the benefit of the Investors shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Lock-Boxes, Blocked Accounts and all agreements related thereto.

(k)  With respect to any day, the aggregate of the Investor Interests exceeds 100%; provided that such event shall not constitute an Amortization Event if such excess shall have been cured by a Special Adjustment Payment made in accordance with Section 2.2, if applicable, or otherwise by an increase in the Net Receivable Pool Balance or the Collection Account Amount or a reduction in the Aggregate Capital not later than the next following Business Day (or, if such day is not Business Day, by not later than the second following Business Day).

Section 9.2.  Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Program Agent may, or upon the direction of the Required Committed Investors shall, with written notice to Seller and Servicer, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to the Originator or any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids (other than amounts on which Yield is accruing at the default rate pursuant to Section 9.3) outstanding at such time, and (iv) deliver the Collection Notices to the Collection Banks. In addition, at any time after the occurrence and during the continuance of an Amortization Event, the Program Agent may, (or, at the direction of the Required Committed Investors, shall) or the Program Agent may (or, at the direction of the Required Committed Investors, shall) direct Seller or Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Investors under this Agreement and may (or, at the direction of the Required Committed Investors, shall) also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Program Agent or its designee. Seller or Servicer (as applicable) shall, at any Investor’s request, withhold the identity of such Investor in any such notification. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Program Agent, the Managing Agents and the Investors otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Section 9.3.  Default Yield. In addition to the rights set forth above, at any time upon or after the occurrence of an Amortization Event, any Managing Agent may, in its sole discretion with notice to the Seller, declare that all Yield with respect to each Investor Interest of the Investors in its Investor Group shall accrue at a rate per annum equal to 2.0% plus the Prime Rate.

ARTICLE X

INDEMNIFICATION

Section 10.1.  Indemnities by the Seller Parties. Without limiting any other rights that the Program Agent, any Managing Agent or any Investor may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Program Agent, each Managing Agent and each Investor and their respective assigns and the officers, directors, agents and employees of the Program Agent, each Managing Agent and each Investor and their respective assigns (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by an Investor of an interest in the Receivables, and (B) Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of Servicer’s activities as Servicer hereunder or under any other Transaction Documents excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i)  Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, it being the intention of Seller and servicer to indemnify such indemnified party against the consequences of their own negligence;

(ii)  Indemnified Amounts to the extent the same includes losses in respect of Receivables that are solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to Seller for uncollectible Receivables;

(iii)  taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Investors of Investor Interests as a loan or loans by the Investors to Seller secured by the Receivables, the Related Security, the Blocked Accounts and the Collections; or

(iv)  Indemnified Amounts relating to and affecting only Additional Amounts.

provided that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Investors to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification (and, in the case of the following clauses (D) through (N), in each case without limiting Seller’s obligations under the following clauses (A), (B) or (C)), Seller shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(A)  any representation or warranty made by or on behalf of any Seller Party, the Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(B)  the failure by Seller or Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(C)  any failure of Seller or Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(D)  any products liability, environmental, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(E)  any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable other than any portion thereof constituting an Additional Amount (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or based on such Obligor being immune from claims on the grounds on sovereign immunity or otherwise immune or not subject to legal action, suit or proceeding), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(F)  the commingling by or on behalf of any Seller Party or any of its Affiliates of Collections of Receivables at any time with other funds;

(G)  any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Investor Interests or any other investigation, litigation or proceeding relating to Seller, Servicer or the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(H)  any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Finance LLC, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Finance LLC under the Second Tier Sale Agreement in consideration of the transfer by Finance LLC of any Receivable, or any attempt by the Originator, Finance LLC or Seller to void such transfer under statutory provisions or common law or equitable action;

(I)  any failure of Finance LLC to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Finance LLC to give reasonably equivalent value to the Originator under the First Tier Sale Agreement in consideration of the transfer by the Originator of any Receivable, or any attempt by the Originator, Finance LLC or Seller to void such transfer under statutory provisions or common law or equitable action;

(J)  any failure to vest in the Program Agent for the benefit of the Investors, or to transfer to the Program Agent for the benefit of the Investors, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Investor Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(K)  the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(L)  any avoidance or attempt by the Originator, Finance LLC or Seller to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action;

(M)  the failure by such Seller Party to pay when due any taxes, including sales, excise or personal property taxes; and

(N)  the failure of any Receivable included in the calculation of the Net Receivable Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2.  Increased Cost and Reduced Return. If any Affected Person shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”): (i) that subjects any Affected Person to any charge or withholding on or with respect to any Support Facility or an Affected Person’s obligations under a Support Facility, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Person of any amounts payable under any Support Facility (except for changes in the rate of tax on the overall net income of an Affected Person or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, capital maintenance requirement, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Person, or credit extended by an Affected Person pursuant to a Support Facility, including any reserve requirement which is imposed in respect of Eurocurrency liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Person of performing its obligations under a Support Facility, or to reduce the rate of return on an Affected Person’s capital as a consequence of its obligations under a Support Facility, or to reduce the amount of any sum received or receivable by an Affected Person under a Support Facility or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, and the result of any of the foregoing is to increase the actual cost to such Affected Person, of making, continuing or maintaining Investor Interests or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay upon demand by the applicable Managing Agent, for the benefit of the relevant Affected Person, such amounts charged to such Affected Person or such amounts to otherwise compensate such Affected Person for such increased cost or such reduction.

Section 10.3.  Mitigation of Costs.

(a)  Any Affected Person claiming reimbursement from Seller under Section 10.2 hereof shall use reasonable efforts (including, if requested by Seller, reasonable efforts to designate a different applicable office of such Affected Person) to mitigate the amount of such losses, costs, expenses and liabilities, if such efforts can be made and such mitigation can be accomplished without such Affected Person suffering (i) any economic disadvantage for which such Affected Person does not receive full indemnity from Seller under this Agreement or (ii) any legal or regulatory disadvantage.

(b)  The agreements contained in this Section 10.3 shall survive the termination of this Agreement and the payment of the Aggregate Unpaids; provided that in no event shall Seller be obligated to reimburse or compensate any Investor for amounts contemplated by this Section 10.3 for any period before the date that is 180 days before the date upon which such Investor requests in writing such reimbursement or compensation from Seller.

Section 10.4.  Other Costs and Expenses. Seller shall pay to the Program Agent and each Managing Agent on the Monthly Settlement Date following written demand or, if an Amortization Event shall have occurred and is continuing, within five Business Days after written demand therefor, all reasonable costs and out-of-pocket expenses in connection with the preparation, negotiation, execution and delivery of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including the reasonable costs of auditing the books, records and procedures of Seller and reasonable fees and out-of-pocket expenses of one principal legal counsel for the Program Agent and the Managing Agents with respect thereto. Seller shall pay to the Program Agent five Business Days after written demand all reasonable costs and out-of-pocket expenses in connection with the administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder including the reasonable costs of auditing the books, records and procedures of Seller at the times and in the manner permitted under this Agreement and reasonable fees and out-of-pocket expenses of legal counsel for the Program Agent with respect thereto. Seller shall pay to each Conduit Investor, each Managing Agent and the Program Agent on demand any and all costs and expenses of such Person, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents (including any amendments hereto or thereto), or the administration of this Agreement following an Amortization Event.

ARTICLE XI

THE AGENTS

Section 11.1.  Authorization and Action. Each Investor hereby designates and appoints Paribas to act as Program Agent hereunder and under each other Transaction Document, and authorizes the Program Agent and such Investor’s related Managing Agent to take such actions as Program Agent or Managing Agent, as the case may be, on its behalf and to exercise such powers as are delegated to the Program Agent or such Managing Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Neither the Program Agent nor any Managing Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Program Agent or the Managing Agents shall be read into this Agreement or any other Transaction Document or otherwise exist for the Program Agent or the Managing Agents. In performing their respective functions and duties hereunder and under the other Transaction Documents, (i) the Program Agent shall act solely as agent for the Investors, (ii) each Managing Agent shall act solely as agent for the Conduit Investors (if any) and Committed Investors in the related Investor Group and (iii) neither the Program Agent nor any Managing Agent shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. Neither the Program Agent nor any Managing Agent shall be required to take any action that exposes the Program Agent or the Managing Agents to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Program Agent and the Managing Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Investor hereby authorizes the Program Agent and the Managing Agent for its Investor Group, as applicable, to execute each of the Uniform Commercial Code financing statements, this Agreement and such other Transaction Documents as may require the Program Agent’s or such Managing Agent’s signature on behalf of such Investor (the terms of which shall be binding on such Investor). The Program Agent agrees to provide promptly to each Managing Agent a copy of any report, certificate, notice or other writing provided by any Seller Party or the Originator only to the Program Agent.

Section 11.2.  Delegation of Duties. The Program Agent and the Managing Agents may execute any of their respective duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Program Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3.  Exculpatory Provisions. None of the Program Agent, the Managing Agents or any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Investors for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. Neither the Program Agent nor any Managing Agent shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. Neither the Program Agent nor any Managing Agent shall be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Program Agent or such Managing Agent, as applicable, has received notice from Seller or an Investor. No Managing Agent shall have any responsibility hereunder to any Investor other than the Investors in its Investor Group.

Section 11.4.  Reliance by Agents. The Program Agent and the Managing Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Seller), independent accountants and other experts selected by the Program Agent or any Managing Agent. The Program Agent and the Managing Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Conduit Investors or the Required Committed Investors or all of the Investors, as applicable, as they deem appropriate and they shall first be indemnified to their satisfaction by the Investors, provided that unless and until the Program Agent or any Managing Agent shall have received such advice, or unless the Required Committed Investors or each Managing Agent, as applicable, shall have directed the Program Agent to take or refrain from taking any action, the Program Agent or such Managing Agent may take or refrain from taking any action, as the Program Agent or such Managing Agent shall deem advisable and in the best interests of the Investors. The Program Agent and the Managing Agents shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related Conduit Investors (if any) or the Required Committed Investors or all of the Investors, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Investors.

Section 11.5.  Non-Reliance on Agents and Other Investors. Each Investor expressly acknowledges that none of the Program Agent, the Managing Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Program Agent or any Managing Agent hereafter taken, including any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Program Agent or such Managing Agent. Each Investor represents and warrants to the Program Agent and the Managing Agents that it has and will, independently and without reliance upon the Program Agent, any Managing Agent or any other Investor and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6.  Reimbursement and Indemnification. The Committed Investors agree to reimburse and indemnify the Program Agent, and the Committed Investors in each Investor Group agree to reimburse the Managing Agent for such Investor Group, and their respective officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares or Adjusted Pro Rata Shares, as applicable, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Program Agent, acting in its capacity as Program Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Program Agent, in its capacity as Program Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of the related Investors, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7.  Agents in their Individual Capacities. The Program Agent, each Managing Agent and each of its respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Seller Party or any Affiliate of any Seller Party as though it were not the Program Agent or a Managing Agent hereunder. With respect to the acquisition of Investor Interests pursuant to this Agreement, the Program Agent and each Managing Agent shall have the same rights and powers under this Agreement in its individual capacity as any Investor and may exercise the same as though it were not the Program Agent or a Managing Agent, and the terms “Committed Investor” and “Investor” shall include the Program Agent and each Managing Agent in its individual capacity.

Section 11.8.  Successor Agent. The Program Agent may, upon five (5) days’ notice to Seller and the Investors, and the Program Agent will, upon the direction of all of the Investors (other than such Program Agent, in its individual capacity) resign as Program Agent. Each Managing Agent may, upon five (5) days’ notice to Seller and the Investors in its Investor Group, and a Managing Agent will, upon the direction of all the Investors in its Investor Group (other than such Managing Agent in its individual capacity), resign as Managing Agent. If the Program Agent shall resign, then the Required Committed Investors during such five-day period shall appoint from among the Investors a successor agent. If a Managing Agent shall resign, then the Investors in the related Investor Group shall appoint a successor agent during such five-day period. If for any reason no successor agent is appointed by the Required Committed Investors or the applicable Investor Group, as applicable, during such five-day period, then effective upon the termination of such five-day period, the Investors shall perform all of the duties of the Program Agent, or the Investors in the related Investor Group shall perform all of the duties of the applicable Managing Agent, as applicable, hereunder and under the other Transaction Documents and Seller and Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Investors and for all purposes shall deal directly with the Investors. After the effectiveness of any retiring Program Agent’s or Managing Agent’s resignation hereunder as Program Agent or Managing Agent, as applicable, the retiring Program Agent or Managing Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Program Agent or Managing Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII

ASSIGNMENTS; PARTICIPATIONS

Section 12.1.  Assignments.

(a)  Neither Seller nor Servicer shall have the right to assign its rights or obligations under this Agreement.

(b)  Any Committed Investor may, at any time, assign to one or more Persons (“Purchasing Committed Investors”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Committed Investor and such selling Committed Investor. The consent of the Conduit Investor in such Committed Investor’s Investor Group, if any, shall be required prior to the effectiveness of any such assignment. In addition, so long as no Amortization Event or Potential Amortization Event has occurred and is continuing at such time, the consent of Seller (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment; provided that any Committed Investor may assign its rights and obligations hereunder without the consent of any party to (i) any other then Committed Investor or (ii) any Affiliate of the selling Committed Investor. Upon delivery of the executed Assignment Agreement to the Program Agent, such selling Committed Investor shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Committed Investor shall for all purposes be a Committed Investor party to this Agreement and shall have all the rights and obligations of a Committed Investor under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Investors or the Program Agent shall be required.

(c)  The parties hereby agree and consent to the complete or partial assignment by each Conduit Investor of all or any portion of its rights under, interest in, title to and obligations under this Agreement to one or more of its Support Parties or any other Person, pursuant to this Agreement or otherwise, and upon such assignment, such Conduit Investor shall be released from its obligations so assigned. Further, the parties hereby agree that any assignee of any Conduit Investor of this Agreement or all or any of the Investor Interests of such Conduit Investor shall have all of the rights and benefits under this Agreement as if the term “Conduit Investor” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Conduit Investor hereunder.

Section 12.2.  Participations. Any Investor may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Investor Interests or any other interest of such Investor hereunder. Notwithstanding any such sale by a Investor of a participating interest to a Participant, such Investor’s rights and obligations under this Agreement shall remain unchanged, such Investor shall remain solely responsible for the performance of its obligations hereunder, and other parties hereto shall continue to deal solely and directly with such Investor in connection with such Investor’s rights and obligations under this Agreement.

Section 12.3.  Joinder by Conduit Investor. Any Investor Group may add a Conduit Investor member at any time by the execution and delivery of a Joinder Agreement by such proposed Conduit Investor, the other members of such Investor Group, Seller, Servicer and the Program Agent, which execution and delivery shall not be unreasonably refused by such parties. Upon the effective date of such Joinder Agreement, each Person specified therein as a “New Conduit Investor” shall become a party hereto as a Conduit Investor, entitled to the rights and subject to the obligations of a Conduit Investor hereunder.

Section 12.4.  Extension of Commitment Termination Date. Seller may advise the Program Agent and each Managing Agent in writing of its desire to extend the Commitment Termination Date for an additional period not exceeding 364 days, provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Commitment Termination Date. Each Managing Agent shall promptly notify each Investor in its related Investor Group of any such request and each such Investor shall notify its related Managing Agent, the Program Agent and Seller of its decision to accept or decline the request for such extension no later than 30 days prior to the then current Commitment Termination Date (it being understood that each Investor may accept or decline such request in its sole discretion and on such terms as it may elect, and the failure to so notify its Managing Agent, the Program Agent and Seller shall be deemed an election not to extend by such Investor). In the event that all Committed Investors (each with the consent of the related Conduit Investor) agree to extend the Commitment Termination Date, the Seller Parties, the Program Agent, the Investors and the applicable Managing Agent or Managing Agents shall enter into such documents as such Investors may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by such Investors, the Managing Agents and the Program Agent (including reasonable attorneys’ fees) shall be paid by Seller.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.  Waivers and Amendments. (a) No failure or delay on the part of the Program Agent, any Managing Agent or any Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b); it being understood that notwithstanding anything in this Section 13.1(b) to the contrary, no material amendment to this Agreement shall become effective with respect to any Conduit Investor unless, if required by the documents governing such Conduit Investor’s commercial paper program, such Conduit Investor (or the applicable Managing Agent on its behalf) shall have received written confirmation from each of the Rating Agencies that such amendment shall not result in the reduction or withdrawal of the rating of such Conduit Investor’s Commercial Paper. The Conduit Investors, Seller, Servicer, the Managing Agents and the Program Agent, at the direction of the Required Committed Investors, may enter into written modifications or waivers of any provisions of this Agreement, provided that no such modification or waiver shall:

(i)  without the consent of each affected Investor, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by Seller or Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to the Program Agent or any Managing Agent for the benefit of the Investors, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Investor, any Committed Investor’s Pro Rata Share (except as may be required pursuant to a Conduit Investor’s Support Facilities) or any Committed Investor’s Commitment, (E) amend, modify or waive any provision of the definition of Required Committed Investors, Section 9.1(e) or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Aggregate Reserves”, “Cash Receipt Date”, “Charged-Off Receivable”, “Concentration Limit”, “Default Ratio”, “Defaulted Receivable”, “Delinquency Ratio”, “Delinquent Receivable”, “Dilution Horizon Ratio”, “Dilution Ratio”, “Dilution Reserve,” “Dilution Reserve Percentage”, “Eligible Receivable,” “Investor Interest”, “Loss Horizon Ratio”, “Loss Ratio”, “Loss Reserve”, “Loss Reserve Percentage”, “Net Receivable Pool Balance”, “Receivable”, “Stress Factor”, “Turnover Rate”, “Yield and Servicer Fee Reserve”, or “Yield and Servicer Fee Reserve Percentage” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in, clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)  without the written consent of the Program Agent or any Managing Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Program Agent or such Managing Agent in its capacity as such, as applicable.

Notwithstanding the foregoing, the Program Agent, the Required Committed Investors (or the Managing Agents, as applicable) and the Conduit Investors may enter into amendments to modify any of the terms or provisions of Article XI, Article XII and Section 13.14 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Investors equally and shall be binding upon Seller, the Investors, the Managing Agents and the Program Agent.

Section 13.2.  Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, telecopy numbers and e-mail addresses set forth on the signature pages hereof, or at such other address, telecopy number or e-mail address as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective if given by telecopy, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 13.2. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail), provided that the subject line or title of such notices or other communications includes the following language: EL PASO - Transaction Notice - [subject] in addition to any other language which is required hereunder. Notices and other communications sent to an e-mail address deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Seller and Servicer hereby authorize the Program Agent to effect purchases based on telephonic notices made by any Person whom the Program Agent or such Managing Agent, as applicable, in good faith believes to be acting on behalf of Seller or Servicer. Seller or Servicer, as the case may be, agrees to deliver promptly to the Program Agent or the applicable Managing Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller or Servicer; provided the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Program Agent or such Managing Agent, the records of the Program Agent or such Managing Agent shall govern absent manifest error.

Section 13.3.  Ratable Payments. If any Investor, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Investor (other than payments received pursuant to Section 10.2 or 10.4) in a greater proportion than that received by any other Investor entitled to receive a ratable share of such Aggregate Unpaids, such Investor agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Investors so that after such purchase each Investor will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Investor, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4.  Protection of Ownership Interests of the Investors.

(a)  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Program Agent or any Managing Agent may reasonably request, to perfect, protect or more fully evidence the Investor Interests, or to enable the Program Agent or the Investors to exercise and enforce their rights and remedies hereunder.

(b)  If any Seller Party fails to perform any of its obligations hereunder, the Program Agent or any Investor may (but shall not be required to) perform, or cause performance of, such obligations, and the Program Agent’s or such Investor’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.4. Each Seller Party irrevocably authorizes the Program Agent at any time and from time to time in the sole discretion of the Program Agent, and appoints the Program Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Program Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Investors in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Program Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Investors in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 13.5.  Confidentiality.

(a)  Each Seller Party agrees to exercise its best efforts to keep, and to cause any third party recipient of the information described in this Section 13.5(a) to keep, any information delivered or made available by the Program Agent, any Managing Agent or any Investor to it, confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder, the terms, conditions and structure of this Agreement and the other Transaction Documents and any other confidential proprietary information with respect to the Program Agent, the Managing Agents, the Investors and their respective businesses obtained by or on behalf of such Seller Party in connection with the structuring, negotiating and execution of the transactions contemplated herein; provided that nothing shall prevent such Seller Party from disclosing such information (i) to any other party to any Transaction Document for the purpose of administering or enforcing this Agreement or any other Transaction Document, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any governmental authority having jurisdiction over such Person, (iv) if such information has been publicly disclosed without the recipient’s violation of its confidentiality obligations, (v) to the extent reasonably required in connection with any litigation to which such Person or such Person’s Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (vii) to such Person’s legal counsel, independent auditors and other professional advisors and to such Person’s rating agencies. Unless prohibited from doing so by applicable law, in the event that a Seller Party is legally requested or required to disclose any confidential information pursuant to paragraph (ii), (iii), or (v) of this Section 13.5(a), such Person shall notify the Program Agent and each Managing Agent and Investor affected thereby of such request or requirement and will use reasonable efforts to minimize the disclosure of such information.

(b)  The Program Agent and each Investor and Managing Agent agrees to exercise its best efforts to keep, and to cause any third party recipient of the information described in this Section 13.5(b) to keep, any information delivered or made available by any Seller Party to it, confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder; provided that nothing shall prevent the Program Agent or any Investor or Managing Agent from disclosing such information (i) to any other party to any Transaction Document for the purpose of administering or enforcing this Agreement or any other Transaction Document, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any governmental authority having jurisdiction over such Person, (iv) if such information has been publicly disclosed without the recipient’s violation of its confidentiality obligations, (v) to the extent reasonably required in connection with any litigation to which such Person or such Person’s Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Person’s legal counsel, independent auditors and other professional advisors and to such Person’s rating agencies, or (viii) to any actual or proposed participant or assignee of such Person (each, a “Transferee”) that has agreed in writing to be bound by the provisions of this Section 13.5(b). Unless prohibited from doing so by applicable law, in the event that the Program Agent or any Investor or Managing Agent is legally requested or required to disclose any confidential information pursuant to paragraph (ii), (iii), or (v) of this Section 13.5(b), such Person shall notify each affected Seller Party of such request or requirement and will use reasonable efforts to minimize the disclosure of such information.

(c)  Notwithstanding the foregoing, each party hereto may disclose to any and all other Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure.

Section 13.6.  Bankruptcy Petition. Seller, Servicer, the Program Agent, each Managing Agent and each Committed Investor hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit Investor, it will not institute against, or join any other Person in instituting against, such Conduit Investor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 13.7.  Limitation of Liability; Limitation of Payment; No Recourse.

(a)  No claim may be made by any Seller Party or any other Person against any Conduit Investor, any Managing Agent, the Program Agent or any Committed Investor or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)  Notwithstanding any provisions contained in this Agreement or any other Transaction Document to the contrary, no Conduit Investor shall be obligated to pay any amount pursuant to this Agreement or any other Transaction Document unless such Conduit Investor has excess cash flow from operations or has received funds which may be used to make such payment and which funds or excess cash flow are not required to repay any of such Conduit Investor’s Commercial Paper when due. Any amount which any Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim against such Conduit Investor for any such insufficiency. The agreements in this section shall survive the termination of this Agreement and the other Transaction Documents.

(c)  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the obligations of each Conduit Investor under the Transaction Documents are solely the corporate obligations of such Conduit Investor. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director or incorporator of such Conduit Investor.

(d)  The agreements in this Section 13.7 shall survive the termination of this Agreement and the other Transaction Documents.

Section 13.8.  Seller’s Payment Obligations. Seller’s payment obligations under this Agreement are limited to funds available therefor pursuant to Section 2.4 and 2.5, Seller’s funds required to be deposited into the Collection Account or other available funds of Seller, and such payment obligations shall be non-recourse other than with respect to such funds; provided that nothing contained in this Section shall limit the recourse or rights of the Program Agent, any Managing Agent or any Investor with respect to the Receivables (whether now existing or hereafter arising), the Collections, each Lock-Box and Blocked Account and all agreements related thereto, all Related Security (including all of Seller’s rights, including rights of indemnification and rights to receive Adjustment Payments, under each Sale Agreement), all other rights and payments relating to such Receivables and all proceeds of any thereof and all other assets in which the Program Agent on behalf of the Investors has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement, provided further that that nothing contained in this Section shall limit the rights of the Program Agent, any Managing Agent or any Investor to require Seller’s performance of its obligations under this Agreement or any other Transaction Document (other than its payment obligations to the extent limited by this Section).

Section 13.9.  CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

Section 13.10.  CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS (A) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 13.2 OR AT SUCH OTHER ADDRESS OF WHICH THE PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND (E) WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 13.11.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 13.12.  Integration; Binding Effect; Survival of Terms.

(a)  This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.5, 13.6 and 13.7 shall be continuing and shall survive any termination of this Agreement. References in this Agreement to any party or any other Person shall include such party’s or Person’s successors and assigns unless otherwise indicated.

Section 13.13.  Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 13.14.  Agent Roles. Each of the parties hereto acknowledges that Paribas, one or more Managing Agents and Committed Investors acts, or may in the future act, (i) as administrator or managing agent for one or more Conduit Investors or their Funding Sources, (ii) as issuing and paying agent for Commercial Paper of one or more Conduit Investors or their Funding Sources, (iii) as a Support Party for one or more Conduit Investors or their Funding Sources and (iv) to provide other services from time to time for some or all of the Conduit Investors. Without limiting the generality of this Section 13.14, each party hereby acknowledges and consents to any and all such soles of Paribas and any Managing Agent and Committed Investor and agrees that in connection with any such role, Paribas or such Managing Agent or Committed Investor may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including in any such role or in any role under this Agreement.

Section 13.15.  Characterization.

(a)  It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Investor with the full benefits of ownership of the applicable Investor Interest. Except as specifically provided in this Agreement, each sale of an Investor Interest hereunder is made without recourse to Seller; provided that (i) Seller shall be liable to each Investor and the Program Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Investor or the Program Agent or any assignee thereof of any obligation of Seller, the Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or the Originator.

(b)  In addition to any ownership interest which the Program Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Program Agent for the ratable benefit of the Investors a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box and Blocked Account and all agreements related thereto, all Related Security (including all of Seller’s rights, including rights of indemnification and rights to receive Adjustment Payments, under each Sale Agreement and all UCC financing statements filed pursuant either Sale Agreement), all other rights and payments relating to such Receivables and all proceeds of any thereof and all other assets in which the Program Agent on behalf of the Investors has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Program Agent and the Investors shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. Seller hereby authorizes the Program Agent, within the meaning of 9-509 of any applicable enactment of the UCC, as secured party for the benefit of itself and of the Investors, to file, without the signature of Seller or the Originator, as debtors, the UCC financing statements contemplated herein and under each Sale Agreement.

(c)  In connection with Seller’s assignment of its right, title and interest in, to and under the Sale Agreements to the Program Agent hereunder, Seller agrees that the Program Agent shall have the right to enforce Seller’s rights and remedies under each Sale Agreement, to receive all amounts payable thereunder or in connection therewith, to consent to amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Program Agent or any Investor or any of its or their respective Affiliates to perform any of the obligations of Seller under either Sale Agreement. To the extent that Seller enforces Seller’s rights and remedies under a Sale Agreement, from and after the occurrence of an Amortization Event, and during the continuance thereof, the Program Agent shall have the exclusive right to direct such enforcement by Seller. Without limiting the generality of the foregoing, Seller shall not consent to the eligibility of Excluded Receivables as Receivables under the Sale Agreements without the prior consent of the Program Agent (acting at the direction of the Required Committed Investors).

(d) This Agreement and the transactions contemplated hereby have been structured with the intention that they be treated as a financing transaction for purposes of federal, state and local income and franchise taxes and any other tax imposed on or measured by income.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

SNG FUNDING COMPANY, L.L.C.

By:  /s/John J. Hopper
Name:  John J. Hopper
Title:     Vice President and Treasurer

Address: SNG Funding Company, L.L.C.
1001 Louisiana Street
Houston, Texas 77002
Attention: Treasurer
Fax: 713-420-2708

SOUTHERN NATURAL GAS COMPANY

By:  /s/John J. Hopper
Name:  John J. Hopper
Title:     Vice President and Treasurer

Address: Southern Natural Gas Company
1001 Louisiana Street
Houston, Texas 77002
Attention: Treasurer
Fax: 713-420-2708

STARBIRD FUNDING CORPORATION,
as Conduit Investor

By:  /s/ R. Douglas Donaldson
Name:  R. Douglas Donaldson
Title:     Treasurer

Address:	Starbird Funding Corporation
One International Place
Boston, MA 02110
Attention: R. Douglas Donaldson
Telepone: (617) 951-7000

Fax:	617-951-7500
E-mail Address:	ddonaldson@ropesgray.com

BNP PARIBAS, New York Branch,
as Committed Investor, as the Managing Agent for the Starbird Investor Group and as Program Agent

By:  /s/Sean Reddington
Name:  Sean Reddington
Title:     Managing Director

By:  /s/Michael Gonik
Name:  Michael Gonik
Title:     Director

Address:	BNP Paribas
New York Branch
787 Seventh Avenue
New York, NY 10019

Fax:	212-841-2689
E-mail Address:	michael.gonik@americas.bnpparibas.com

ACCEPTED AND AGREED TO,
solely for purposes of Section 8.6 above.

EL PASO CORPORATION

By: /s/John J. Hopper
Name:  John J. Hopper
Title:     Vice President and Treasurer

Address: 1001 Louisiana Street
Houston, Texas 77002
Attention: Treasurer
Fax: 713-420-2708

Fax: 713.420.2708
E-mail Address:

[Signature Pages to Receivables Purchase Agreement]

EXHIBIT I TO
RECEIVABLES PURCHASE AGREEMENT

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accrual Period” means (i) the period commencing on and including the date of the initial Incremental Purchase and ending on but excluding the next following Monthly Settlement Date, and (ii) each successive period commencing on and including a Monthly Settlement Date and ending on but excluding the next following Monthly Settlement Date.

“Additional Amounts” means all indebtedness and other obligations owed to the Originator or Financing LLC (prior to giving effect to any transfer or conveyance under the applicable Sale Agreement) or to Seller (after giving effect to such transfers and conveyances) arising from commodity, volumetric or usage or from transportation services (other than transportation reservation) or storage services (other than storage reservation), but excluding any such indebtedness or obligations owed to the Originator, Financing LLC or Seller by any of the Affiliates of the Originator from time to time.

“Adjusted Pro Rata Share” means, for each Committed Investor, the Commitment of such Committed Investor within a given Investor Group divided by the sum of the Commitments of all of the Committed Investors in such Investor Group, adjusted as necessary to give effect to any assignments pursuant to Section 12.1(b).

“Adjustment Payment” means any Purchase Price Credit, Repurchase Price or Special Adjustment Amount (as defined in the applicable Sale Agreement) payable to Seller (including as assignee of Finance LLC) or its assigns pursuant to a Sale Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Person” means, each Investor, each Managing Agent, the Program Agent, each Funding Source with respect to a Conduit Investor, and any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit Investor or its Funding Source.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.

“Aggregate Capital” means, at any time, the aggregate amount of Capital of all Investor Interests outstanding on such date.

“Aggregate Reserves” means, at any time, the sum of the Loss Reserve, the Yield and Servicer Fee Reserve and the Dilution Reserve for the most recently completed Monthly Period.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and all unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Rate” means, for any day, the sum of the Prime Rate for such day plus the Applicable Martin.

“Amortization Date” means the earliest to occur of (i) the Commitment Termination Date, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d), (iii) the Business Day specified in a written notice from the Program Agent following the occurrence of any other Amortization Event, (iv) the date on which the Program Limit shall have been reduced to zero in accordance with the definition of such term; provided that any prepayment resulting from such declaration of the Amortization Date shall be subject to the provisions of Section 2.1.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Margin” has the meaning set forth in the Fee Letters or as otherwise provided in Section 9.3.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Bank Rate” means the LIBO Rate or the Alternate Rate, as applicable, with respect to each Investor Interest of the Committed Investors and any Investor Interest of a Conduit Investor which is being determined pursuant to Article IV

“Blocked Account” means each depositary account in which any Collections are deposited and which is listed on Exhibit IV.

“Blocked Account Agreement” means an agreement substantially in the form of Exhibit VI, or such other agreement in form and substance reasonably acceptable to the Program Agent, among Seller, the Program Agent and a Collection Bank or, in the case of the Blocked Account Agreement relating to the Collection Account, among Seller, the Program Agent and the depositary holding the Collection Account.

“Breakage Costs” means for any Accrual Period or any tranche period for Commercial Paper for any Investor Interest which: (i) has its Capital reduced by reason of a reduction of the Program Limit without compliance with Servicer’s notice requirements hereunder, (ii) does not have its Capital reduced on the applicable Monthly Settlement Date to the full extent of its share of any excess of Aggregate Capital over the Program Limit as scheduled to be reduced on such date pursuant to notice from the Servicer, or (iii) is assigned pursuant to a Support Facility or terminated prior to the date on which it was originally scheduled to end, including by the written notice of Seller that it wishes to terminate the facility evidenced by this Agreement; an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the Accrual Period or the tranche period for Commercial Paper determined by the applicable Managing Agent to relate to such Investor Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the Monthly Settlement Date on which such reduction of the Program Limit was scheduled to occur) of the Capital of such Investor Interest if such reduction, assignment or termination had not occurred or such notice of reduction of the Program Limit had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Investor Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Investor Interest, and (y) to the extent such Capital is not allocated to another Investor Interest, the income, if any, actually received during the remainder of such period by the holder of such Investor Interest from investing the portion of such Capital not so allocated. Prior to the Amortization Date, all Breakage Costs shall be due and payable hereunder on the Monthly Settlement Date which follows written demand therefor, and from and after the Amortization Date, all Breakage Costs shall be due and payable hereunder within five Business Days after written demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Investor Interest means, at any time, (A) the Purchase Price of such Investor Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Program Agent or the applicable Managing Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Pro Rata Share” means, for any Investor at any time, the amount of Capital allocated to the Investor Interests of such Investor at such time divided by the Aggregate Capital at such time.

“Carryback Receivables” means, for any Monthly Period, Eligible Receivables (or the applicable portion thereof) having an aggregate Outstanding Balance equal to the lesser of (a) the aggregate Outstanding Balance of Eligible Receivables which were first included in the Current Month Net Receivables Pool Balance for such Monthly Period (calculated as though there were no Carryback Receivables) on any day prior to the Monthly Report Date for the immediately preceding Monthly Period or (b) the excess, if any, of (i) the sum of (A) the Capital of the Investor Interests at the end of such immediately preceding Monthly Period plus (B) the Aggregate Reserves computed for such immediately preceding Monthly Period, over (ii) the sum of (A) the Net Receivable Pool Balance at the end of such immediately preceding Monthly Period, plus (B) the Collection Account Amount on the last Daily Settlement Date for such immediately preceding Monthly Period (after giving effect to any changes therein on such Daily Settlement Date).

“Cash Receipt Date” means the stated due date (or, if such day is not a Business Day, the Business Day immediately following the stated due date) for invoices of Receivables which were created during the prior Monthly Period (or, in the case of the initial Monthly Period, during the period commencing September 1, 2006 and ending on September 30, 2006).

“Change of Control” means the Originator’s failure to own, directly or indirectly, 100% of the issued and outstanding member interests of Seller.

“Charged-Off Receivable” means a Receivable which, consistent with Servicer’s collection procedures, would be written off Seller’s books as uncollectible. For the avoidance of doubt, a Charged-Off Receivable shall be deemed to have an Outstanding Balance of $0.

“Collection Account” has the meaning set forth in Section 2.5.

“Collection Account Amount” shall mean, at any time, the aggregate amount then on deposit in the Collection Account.

“Collection Bank” means, at any time, any of the banks holding one or more Blocked Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Program Agent to a Collection Bank.

“Collection Notice Event” means (a) (i) the rating of Servicer’s long-term senior unsecured debt rating, as in effect on the date of this Agreement shall have been reduced by one notch by either Rating Agency and (ii) such Rating Agency shall have announced a negative outlook with respect to such reduced rating, and the event described in this clause (i) shall have continued for a period of ten days, or (ii) such rating shall have been reduced by two or more notches by either Rating Agency or shall have been withdrawn. (It is intended by the parties that a “notch” refers to a rating subcategory within a main rating category by a Rating Agency, e.g., a change from B1 to B2 by Moody’s or from B+ to B by S&P each shall constitute a reduction of one notch.)

“Collections” means, with respect to any Receivable, all cash collections in respect of such Receivable, including all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security (including any Adjustment Payment) with respect to such Receivable.

“Commercial Paper” means promissory notes of any Conduit Investor issued by such Conduit Investor or its Funding Source in the commercial paper market.

“Commitment” means, for each Committed Investor, the commitment of such Committed Investor to purchase Investor Interests from Seller in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Committed Investor’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Commitment Termination Date” means October 5, 2007, unless such date is extended with the consent of the parties hereto.

“Committed Investors” means Paribas and any other Investor designated as a Committed Investor in the applicable Assignment Agreement.

“Computation Agent” means El Paso Corporation, a Delaware corporation, or any successor thereto.

“Concentration Limit” means, at any time, for any Obligor of a Receivable, (i) the Allowable Percentage (determined in accordance with the table set forth below) of the Net Outstanding Balance of all Eligible Receivables, or (ii) such higher percentage of the Net Outstanding Balance of all Eligible Receivables or higher amount (a “Special Concentration Limit”) for any Obligor designated in writing by the Program Agent (at the direction or with the consent of the Required Committed Investors); provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, the Program Agent (at the direction or with the consent of the Required Committed Investors) may, upon not less than three Business Days’ notice to Seller, cancel or modify any Special Concentration Limit (such right not to be unreasonably exercised).

Allowable Percentage	Fitch Rating	S&P Rating	Moody’s Rating
4.0%	Lower than BBB- or unrated	Lower than BBB- or unrated	Lower than Baa3 or unrated
8.0%	BBB- or higher and lower than A-	BBB- or higher and lower than A-	Baa3 or higher and lower than A3
12.0%	A- or higher	A- or higher	A3 or higher
The Allowable Percentage for an Obligor shall correspond to the rating of its long-term senior unsecured debt by Fitch, S&P and Moody’s as set forth above. If the Obligor’s rating falls within different levels by S&P, Moody’s and Fitch, the Allowable Percentage corresponding to the lower of the two highest ratings shall apply. If the long-term senior unsecured debt rating of an Obligor is not rated by at least two of S&P, Moody’s and Fitch, then the Allowable Percentage for such Obligor shall be 4.0%.

“Conduit Investor” means Starbird Funding Corporation and any party added as a Conduit Investor pursuant to Section 12.3 or designated as a Conduit Investor in the applicable Assignment Agreement.

“Contract” means, with respect to any Receivable, the invoices, transportation, storage or other service agreements, or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Rate” means, with respect to each Accrual Period, the sum of (a):

(i)  with respect to any Investor Interest funded by Starbird, if and to the extent such Conduit Investor funds the Purchase or maintenance of its Investor Interest by the issuance of Commercial Paper during such Accrual Period, a per annum rate equal to the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which Commercial Paper of such Conduit Investor or its Funding Source on each day during such period have been sold by any placement agent or commercial paper dealer selected by such Conduit Investor or Funding Source, plus (iii) to the extent not reflected in the rate described in clause (ii) above, applicable commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum (but not in excess of 0.05% per annum), plus (iv) certain documentation and transaction costs directly associated with the issuance of such Commercial Paper, as are customarily charged by such Conduit Investor or Funding Source to its customers in similar transactions, plus (v) costs of other related borrowings by such Conduit Investor or Funding Source, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, expressed as a percentage of the face amount of such Commercial Paper and converted to an interest-bearing equivalent rate per annum; provided, that if any component of such rate is a discount rate, in calculating the CP Rate, such Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; or

(ii) for any Investor Interest owned by a Conduit Investor party to this Agreement pursuant to a Joinder Agreement, the “CP Rate” set forth in such Joinder Agreement;

plus (b) the Applicable Margin.

“Credit and Collection Policy” means Servicer’s Credit and Collection Policy applicable to the Receivables existing on the date hereof and summarized in Exhibit IX hereto, as modified from time to time in accordance with this Agreement.

“Current Month Net Receivables Pool Balance” means, for any day during a Monthly Period, (i) the Net Receivables Pool Balance computed at the end of the prior Monthly Period, plus (ii) the aggregate Original Balances of all Eligible Receivables which were created during such Monthly Period, but excluding any Carryback Receivables for such Monthly Period, minus (iii) the aggregate amount of Collections received during such Monthly Period in respect of Receivables described in clause (i) or (ii); provided that for the October, 2006 Monthly Period, the Original Balances of Eligible Receivables which were first created in September, 2006 after the Initial Cutoff Date shall also be included in the amount determined pursuant to clause (ii).

“Daily Report” means, with respect to a Daily Settlement Date or the Cash Receipt Date, as applicable, a report, in substantially the form of Exhibit XII hereto (appropriately completed), furnished by Servicer to the Program Agent and the Managing Agents on the next Business Day pursuant to Section 8.5, which shall, among other things, provide a computation of (i) the Current Month Net Receivables Pool Balance for the Business Day immediately preceding such Daily Settlement Date or the Cash Receipt Date, as applicable, (ii) except in the Daily Report for the last Daily Settlement Date in respect of a Monthly Period, the Estimated Current Month Net Receivables Pool Balance for such Daily Settlement Date or the Cash Receipt Date, as applicable, and (iii) the cumulative Collections for the related Monthly Period.

“Daily Settlement Date” means, with respect to a Monthly Period, each Business Day commencing with the Business Day immediately following the Cash Receipt Date in such Monthly Period to and including the first Business Day of the next following Monthly Period.

“Default Fee” means with respect to any amount due and payable by Seller (or required to be deposited by Servicer) in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2.0% plus the Prime Rate.

“Default Ratio” means, for any Monthly Period, the average of the ratios (each expressed as a percentage) for such Monthly Period and the two immediately preceding Monthly Periods of (a) the sum of (i) the aggregate Outstanding Balance of all Receivables as to which, at as of the last day of the applicable Monthly Period, any payment, or part thereof remained unpaid for thirty-one (31) or more days from the original due date for such payment and sixty (60) days or less from such original due date, and (ii) without duplication, the aggregate Outstanding Balance of all Receivables which became Charged-Off Receivables during such Monthly Period, determined immediately prior to the time such Receivable became a Charged-Off Receivable (provided in either such case that any portion of the Outstanding Balance of such Receivables representing a net credit balance shall be deemed to be $0), divided by (b) the aggregate Original Balance of all Receivables originated and billed during the Monthly Period which ended two Monthly Periods prior to such Monthly Period.

“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for thirty-one (31) or more days from the original due date for such payment or (b) is a Charged-Off Receivable; provided that any portion of the Outstanding Balance of any such Receivable representing a net credit balance shall be deemed to be $0.

“Delinquency Ratio” means, for any Monthly Period, a ratio (expressed as a percentage) equal to (i) the aggregate Outstanding Balance of all Delinquent Receivables divided by (ii) the aggregate Outstanding Balance of all Receivables, each as of the last day of such Monthly Period.

“Delinquent Receivable” means a Receivable, other than a Defaulted Receivable, as to which any payment, or part thereof, remains unpaid for one (1) Business Day or more from the original due date for such payment; provided that any portion of the Outstanding Balance of any such Receivable representing a net credit balance shall be deemed to be $0.

“Dilution Horizon Ratio” means, for any Monthly Period, a fraction, the numerator of which equals the aggregate Original Balance of all Receivables originated during such Monthly Period, and the denominator of which equals the sum of the aggregate Outstanding Balance of Receivables as of the end of such Monthly Period.

“Dilution Ratio” means, for any Monthly Period, a ratio (expressed as a percentage), calculated as of the last day of such Monthly Period, equal to (i) the aggregate amount of Dilutions which occurred during such Monthly Period divided by (ii) the aggregate Outstanding Balance of Receivables at the end of the immediately preceding Monthly Period.

“Dilution Reserve” means, for any Monthly Period, an amount equal to the product of (a) the Net Receivable Pool Balance as of end of such Monthly Period, times (b) the Dilution Reserve Percentage for such Monthly Period.

“Dilution Reserve Percentage” means, for any Monthly Period, either (i) a percentage calculated in accordance with the following formula or (ii) 5.0%, whichever is greater:

DRP = [(SF x ED) + [(DS - ED) x (DS/ED)]] x DHR

where:

DHR	=	the Dilution Horizon Ratio for such Monthly Period;
DRP	=	the Dilution Reserve Percentage for such Monthly Period
DS	=	a dilution spike equal to the highest Dilution Ratio occurring during the 12 most recent Monthly Periods ending with (and including) such Monthly Period;
ED	=	the average of the Dilution Ratios for the 12 most recent Monthly Periods ending with (and including) such Monthly Period; and
SF	=	the Stress Factor.

If, for any Monthly Period, the percentage calculated in accordance the above formula is less than 5.0%, the Dilution Reserve Percentage shall be 5.0%.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations of Receivables described in clause (i) of Section 2.8(a).

“El Paso Entity” has the meaning set forth in Section 7.1(i).

“Eligible Receivable” means, at any time, a Receivable that (a) satisfies all of the following criteria, or (b) has been approved in writing by the Program Agent for inclusion as an Eligible Receivable:

(i)  which was originated in the ordinary course of the Originator’s business,

(ii)  which is denominated and payable only in United States dollars in the United States and, if applicable, for which payment is guaranteed in United States dollars,

(iii)  the Obligor of which maintains a place of business in the United States,

(iv)  which is an “account” or a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(v)  which is not a Defaulted Receivable,

(vi)  the Obligor of which is not the Obligor of any Receivable which, in the preceding 12 months (A) became a Defaulted Receivable, unless such Obligor becomes current and is deemed an acceptable customer in accordance with the applicable Credit and Collection Policy, or (B) was referred to a third-party collection agency or other entity for collection,

(vii)  the Obligor of which is not in bankruptcy, reorganization, insolvency or similar proceedings,

(viii)  which by its terms is due and payable within 15 days of the original invoice date therefor and has not had its payment terms extended or rewritten or otherwise altered in a manner that would adversely affect the collectibility of such Receivable,

(ix)  the Obligor of which is not (A) an Affiliate of the Originator, or (B) the United States federal government, a department or agency thereof or other United States federal governmental authority,

(x)  which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws,

(xi)  which arises under a Contract which does not contain (i) a default which is triggered solely by a credit downgrade of the Originator or any other El Paso Entity or (ii) a confidentiality provision that purports to restrict the ability of any Investor to exercise its rights under this Agreement, including its right to review the Contract,

(xii)  which (whether or not invoiced to the applicable Obligor at the time) arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale or delivery of goods or services by the Originator,

(xiii)  the Originator has not failed to sell or deliver or cause to be sold and delivered goods or services which failure would give rise to a claim by such Obligor against the Originator for a payment pursuant to the applicable Contract,

(xiv)  to the extent it arises solely from the sale of goods or the provision of services to the related Obligor by the Originator and not by any other Person (in whole or in part),

(xv)  which arises solely from (i) transportation reservation or storage reservation charges as a part of firm contact obligations or (ii) Additional Amounts,

(xvi)  which has been fully earned by the Originator and, without limiting the generality of the foregoing, as to which the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(xvii)  which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xviii)  which Receivable, the origination thereof and the related Contract, satisfy in all material respects all applicable requirements of the applicable Credit and Collection Policy,

(xix)  as to which the related Obligor has been directed to remit Collections to a Blocked Account or a Lock-Box,

(xx)  which is not subject to any present right of rescission, set-off (including rights of set-off by a governmental entity of a tax liability), counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Originator, including the right to set-off any amounts owed to any Affiliate of the applicable Obligor (it being understood that only a portion of a Receivable equal to the amount of such partial rescission, set-off, counterclaim or defense, if the amount of such partial rescission, set-off, counterclaim or defense can be quantified, shall be deemed not to be an Eligible Receivable) or any other Adverse Claim not contemplated by the Transaction Documents,

(xxi)  the Originator of which owes no amounts to any Affiliate of the Obligor (it being understood that only a portion of a Receivable equal to such amount owed to any such Affiliate shall be deemed not to be an Eligible Receivable),

(xxii)  all right, title and interest to and in which has been validly transferred (A) by the Originator directly to Finance LLC under and in accordance with the First Tier Sale Agreement, and (B) and by Finance LLC directly to Seller under and in accordance with the Second Tier Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim not contemplated by the Transaction Documents,

(xxiii)  as to which, no El Paso Entity that is a party to the Contract under which such Receivable arose has knowledge or has received notice that an event which, with the giving of notice or the passage of time, or both, would constitute an event of default (as defined in the related Contract under which such Receivable arose) or other mature default under such Contract has occurred and is continuing,

(xxiv)  with respect to which, and with respect to the Contract under which such Receivable arose, the Originator and each applicable Seller Party has complied in all material respects with the Credit and Collection Policy,

(xxv)  which, if unbilled, remains unbilled on the 10th Business Day of the calendar month following the calendar month in which such Receivable was created (or such later date to which the Program Agent, acting with the consent or at the direction of the Required Committed Investors, shall have consented with respect to any particular Receivable or group of Receivables), and

(xxvi)  as to which the Program Agent has not notified Seller that the Program Agent or the Required Committed Investors have determined, in their reasonable judgment based on publicly available information relating to the creditworthiness of the Obligor, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable.

“Estimated Current Month Net Receivables Pool Balance” means, for any day during a Monthly Period, an estimate of the Current Month Net Receivables Pool Balance computed for such day, prepared by Servicer on a reasonable basis based on Contracts in effect at the time such estimate was prepared.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any day, the interest rate per annum equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (New York time) for such day on such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means each letter agreement among Seller, one or more Investors and one or more Managing Agents, as each such letter agreement may be amended or modified and in effect from time to time.

“FERC” means the Federal Energy Regulatory Commission, or any agency or authority of the United States from time to time succeeding to its function.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“First Tier Sale Agreement” means that certain First Tier Receivables Sale Agreement, dated as of the date hereof, between the Originator and Finance LLC.

“Finance LLC” means SNG Finance Company, L.L.C., a Delaware limited liability company.

“Fitch” means Fitch, Inc. or any successor to such rating agency.

“Force Majeure Event” means, on any date with respect to a Person, that such Person, by reason of force majeure, including action or inaction of governmental, civil or military authority, war, riot, act of terrorism, fire, strike, lockout or other labor dispute, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities and equipment failure, is unable to perform an obligation, but only to the extent that (i) such event or circumstance is beyond the control of such Person and (ii) such Person has taken commercially reasonable precautions to anticipate, and cannot with reasonable diligence overcome, such event or circumstance.

“Funding Source” means, with respect to a Conduit Investor, any financing conduit from which (either directly or through intermediate special purpose entities) such Conduit Investor receives funding for the making and maintenance of its Capital in the Investor Interest.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Group Purchase Limit” means, for each Investor Group, the sum of the Commitments of the Committed Investors in such Investor Group.

“Incremental Purchase” means a purchase of one or more Investor Interests, including the initial purchase of Investor Interest, which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations of another Person of the types described in the foregoing clauses (i) and (ii), whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, and (iv) capitalized lease obligations.

“Independent Manager” means a manager of Seller who satisfies the requirements for an “Independent Manager” as set forth in Seller’s limited liability company agreement as in effect on the date of this Agreement.

“Initial Cutoff Date” has the meaning set forth in the First Tier Sale Agreement.

“Investor” means any Conduit Investor or Committed Investor, as applicable.

“Investor Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below and based on the amount of Capital allocated thereto pursuant to the terms and conditions hereof), which is intended to constitute a beneficial interest, in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
NRPB - AR + CAA
where:

C = the Capital of such Investor Interest

NRPB = the Net Receivable Pool Balance

AR = the Aggregate Reserves

CAA = the Collection Account Amount

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Investor Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Investor Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter. The Investor Interest shall be senior to the Junior Interest, in accordance with the terms and conditions of this Agreement.

“Investor Group” means (i) a Conduit Investor, one or more Committed Investors and their related Managing Agent or (ii) one or more Committed Investors and the related Managing Agent.

“Joinder Agreement” means a joinder agreement substantially in the form set forth in Exhibit VIII hereto pursuant to which a new Conduit Investor become a party to this Agreement.

“Junior Interest” means, at any time, an undivided percentage ownership interest, which is intended to constitute a beneficial interest, issued by Seller to Finance LLC pursuant to the Second Tier Sale Agreement, in (i) each Receivable arising prior to the time of the most recent computation or recomputation of the Investor Interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable, representing the interest therein not constituting the Investor Interest. The Junior Interest shall be junior and subordinate to the Investor Interest, in accordance with the terms and conditions of this Agreement.

“LIBO Rate” means, with respect to each Accrual Period, the sum of (a) (i) the interest rate per annum shown on the BBAM page of the Bloomberg Financial Markets Services Display Screen or any successor page as the average British Bankers’ Association Interest Settlement Rate for deposits in United States dollars with a period comparable to such Accrual Period and for delivery on the first day of such Accrual Period, as of the close of business (London time) two Business Days prior to the first day of such Accrual Period, or (ii) if the screen described in clause (i) above shall cease to be publicly available, the interest rate per annum shown on page 3750 of the Telerate screen or any successor page as the composite offered rate for London interbank deposits in United States dollars with a period comparable to such Accrual Period at 11:00 a.m. (London time) two Business Days prior to the first day of such Accrual Period, or (iii) if the rates in clauses (i) and (ii) shall cease to be publicly available, the average interest rate per annum offered to the Program Agent in the interbank market for dollar deposits of amounts in funds comparable to the principal amount of the Investor Interest to which such LIBO Rate is to be applicable with maturities comparable to the Accrual Period for which such LIBO Rate will apply as of approximately 1:00 p.m. (New York, New York time) two Business Days prior to the commencement of such Accrual Period plus (b) the Applicable Margin.

“Lock-Box” means each United States Post Office box to which Obligors remit Collections.

“Loss Horizon Ratio” means, for any Monthly Period, a fraction, the numerator of which equals the aggregate Original Balance of Receivables originated during such Monthly Period and the two Monthly Periods ending immediately prior to such Monthly Period, and the denominator of which equals the aggregate Outstanding Balance of Receivables as of the end of such Monthly Period.

“Loss Ratio” means, for any Monthly Period, the average of the ratios (each expressed as a percentage) for such Monthly Period and the two immediately preceding Monthly Periods of (a) aggregate Outstanding Balance of all Receivables which became Defaulted Receivables at any time during such Monthly Period, determined in the case of Charged-Off Receivable immediately prior to the time such Receivable became a Charged-Off Receivable, divided by (b) the aggregate Outstanding Balance of Receivables at the end of such Monthly Period.

“Loss Reserve” means, for any Monthly Period, an amount equal to the Loss Reserve Percentage for such Monthly Period multiplied by the Net Receivable Pool Balance as of the end of such Monthly Period.

“Loss Reserve Percentage” means, for any Monthly Period, the greater of (i) 12.0% or (ii) a percentage calculated in accordance with the following formula:

LRP = SF x DS x LHR

where:

LHR	=	the Loss Horizon Ratio for such Monthly Period;
LRP	=	the Loss Reserve Percentage for such Monthly Period;
DS	=	a default spike equal to the highest Default Ratio occurring during the 12 most recent Monthly Periods ending with (and including) such Monthly Period; and
SF	=	the Stress Factor.

“Managing Agent” means, as to any Investor Group, the agent named on the signature pages hereto as such Investor Group’s Managing Agent.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition of any Seller Party, (ii) the ability of any Seller Party to perform its obligations under this Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Investor’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility (provided that, for purposes of the use of the term Material Adverse Effect in Section 9.1(h), collectibility shall be deemed not to encompass the credit risk of Obligors) shall not of the Receivables generally or of any material portion of the Receivables.

“Mid-Month Determination Date” means, with respect to a Monthly Period, the 12th Business Day of such Monthly Period.

“Mid-Month Report” means a report, in substantially the form of Exhibit XI hereto (appropriately completed), furnished by Servicer to the Managing Agents pursuant to Section 8.5, which shall, among other things, provide a computation of the Current Month Net Receivables Pool Balance for the Mid-Month Determination Date and the Estimated Current Month Net Receivables Pool Balance for each day in such Monthly Period after the Mid-Month Determination Date.

“Mid-Month Report Date” means, with respect to a Monthly Period, the 14th Business Day of such Monthly Period.

“Monthly Period” means each calendar month commencing October, 2006; provided that, for purposes of the computation of the Delinquency Ratio, the Dilution Horizon Ratio, the Dilution Ratio, the Dilution Reserve Percentage, the Loss Horizon Ratio, the Loss Ratio, the Loss Reserve Percentage and the Turnover Rate, each calendar month prior to [October], 2006 shall be deemed to be a Monthly Period and such ratios, percentages and rates shall be computed pro forma as though the Transaction Documents had then been in effect and the Initial Cutoff Date had occurred prior thereto.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by Servicer to the Managing Agents pursuant to Section 8.5.

“Monthly Report Date” means, with respect to a Monthly Period, the third Business Day of the following Monthly Period.

“Monthly Settlement Date” means, with respect to a Monthly Period, the fifth Business Day of the immediately following Monthly Period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to such rating agency.

“Net Outstanding Balance” of any Receivable at any time means the Outstanding Balance, excluding any portion thereof representing an Additional Amount.

“Net Receivable Pool Balance” means, at any time, (a) the aggregate Net Outstanding Balance of all Eligible Receivables at such time, minus (b) the sum of (i) the aggregate amount by which the Net Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor at such time, (ii) the aggregate amount by which the Net Outstanding Balance of all Eligible Receivables of Specified Governmental Obligors exceeds 5.0% (or such other percentage which the Program Agent, at the direction or with the consent of the Required Committed Investors, may, upon not less than three Business Days' notice to Seller and Servicer, specify) of the Net Outstanding Balance of all Eligible Receivables at such time, and (iii) the aggregate outstanding balance of Unapplied Cash and Credits as of the close of business on the immediately preceding Business Day.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was originated.

“Originator” means Southern Natural Gas Company, individually, in its capacity as seller under the First Tier Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof as of the close of business on the immediately preceding Business Day.

“Paribas” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 12.2.

“Periodic Reports” means, at any time, the reports required to be delivered by Servicer under Section 8.5.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means, for any day, for any Managing Agent, a per annum rate equal to the higher of (i) the rate of interest per annum determined by such Managing Agent from time to time in its sole discretion as its prime commercial lending rate for such day for United States Dollar loans made in the United States and (ii) the Federal Funds Effective Rate for such day plus .50%. The prime commercial lending rate is not necessarily the lowest rate that a Managing Agent is charging any corporate customer.

“Pro Rata Share” means, (a) for each Committed Investor, the Commitment of such Committed Investor, divided by the Program Limit, adjusted as necessary to give effect to any assignments pursuant to Article XII and (b) for each Conduit Investor, an amount equal to the aggregate Commitments of each Committed Investor which is a member of such Conduit Investor’s Investor Group, divided by the Program Limit, adjusted as necessary to give effect to any assignments pursuant to Article XII.

“Program Limit” means $40,000,000, or such lesser amount as may from time be specified by not less than ten (10) Business Days’ prior written notice by Servicer to the Program Agent and Seller from time to time. Any reduction of the Program Limit shall be irrevocable upon such notice being given and shall not be subject to reinstatement and each partial reduction of the Program Limit shall be in an amount equal to $1,000,000 or an integral multiple thereof.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of an Investor Interest, the amount paid to Seller for such Investor Interest which shall not exceed the least of the amount requested by Seller in the applicable Purchase Notice, the unused portion of the Program Limit on the applicable purchase date and the excess, if any, of the Net Receivable Pool Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchasing Committed Investor” has the meaning set forth in Section 12.1(b).

“Rating Agencies” means S&P and Moody’s.

“Receivable” means (i) all indebtedness and other obligations owed to Seller or the Originator (at the time it arises, and prior to giving effect to the transfers and conveyances thereof under the applicable Receivables Sale Agreements or hereunder), including any indebtedness, obligation or interest constituting an account or payment intangible, to the extent such indebtedness and other obligations arise in connection with reservation changes for the daily transportation or storage of natural gas by the Originator and without regard to whether the applicable Obligor shall have been invoiced therefor and (ii) the Additional Amounts, and includes the obligation to pay any Finance Charges with respect thereto, provided that the term “Receivable” shall not include any such indebtedness or obligations that, (A) prior to such indebtedness or obligations being transferred and conveyed to Finance LLC under the First Tier Sale Agreement, were owed to the Originator by any of its Affiliates from time to time, (B) prior to such indebtedness or obligations being transferred and conveyed to Buyer under the Second Tier Sale Agreement, the Originator shall have notified the Program Agent in writing are not Eligible Receivables, or (C) is an Excluded Receivable (as defined in the First Tier Sale Agreement). Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, Seller or the Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Records” means, with respect to any Receivable,

(i) all Contracts; and

(ii) (in each case solely to the extent of the rights therein (if any) of the Originator, Finance LLC or Seller, as applicable) all other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reference Bank” means Paribas or such other bank as the Program Agent shall designate.

“Regulatory Change” has the meaning set forth in Section 10.2.

“Reinvestment” has the meaning set forth in Section 2.2(c).

“Related Security” means, with respect to any Receivable:

(B)  all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(C)  all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(D)  all Records related to such Receivable,

(E)  all of Seller’s right, title and interest in, to and under each Sale Agreement, and

(F)  all proceeds of any of the foregoing.

“Required Collection Account Amount” shall mean, for each Daily Settlement Date, an amount (which shall not be less than zero) equal to (i) the aggregate amount which will be payable on the next following Monthly Settlement Date pursuant to clause (i) of Section 2.4(c) (determined without regard to any occurrence of the Amortization Date) plus (ii) the excess, if any, on such Daily Settlement Date of (A) the sum of (x) the Aggregate Capital plus (y) the Aggregate Reserves over (B) the Net Receivable Pool Balance (calculated, with respect to Receivables acquired by Seller during the related Monthly Period, based on the Estimated Current Month Net Receivables Pool Balance for such Daily Settlement Date).

“Required Committed Investors” means, at any time, Committed Investors whose Pro Rata Shares are equal to or greater than 66 2/3%.

“Responsible Officer” means, with respect to any Person, its chief financial officer, the chief accounting officer, the senior vice president-finance, the treasurer, the controller or any other officer whose primary duties are similar to the duties of any of the previously listed officers.

“Sale Agreement” means each of the First Tier Sale Agreement and the Second Tier Sale Agreement.

“S&P” means Standard & Poor’s Ratings Group or any successor to such rating agency.

“Second Tier Sale Agreement” means that certain Second Tier Receivables Sale Agreement, dated as of the date hereof, between Finance LLC and Seller.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person or Persons (which may be the Program Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Expenses” means the reasonable out-of-pocket costs and expenses incurred by Servicer in connection with servicing, administering and collecting the Receivables.

“Servicer Fee” has the meaning set forth in Section 8.7.

“Special Adjustment Amount” means, with respect to a Business Day, the amount required to be deposited by Seller for such Business Day into the Collection Account pursuant to Section 2.2(b) or Section 2.2(c).

“Specified Governmental Obligor” means any state or municipal or other local government, any subdivision, department or agency of a state or municipal or other local government or any state or municipal or other local governmental authority.

“Starbird” has the meaning set forth in the preamble to this Agreement.

“Stress Factor” means, at any time, 2.0.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which more than 50% of the outstanding shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person.

“Support Facility” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of a Conduit Investor.

“Termination Date” has the meaning set forth in Section 2.3.

“Termination Percentage” has the meaning set forth in Section 2.3.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, each Sale Agreement, each Blocked Account Agreement, the Fee Letters, and all other instruments, documents and agreements executed and delivered in connection herewith.

“Turnover Rate” means, for any Monthly Period, (i) the aggregate Outstanding Balance of all Receivables as of the last day of the Monthly Period ending one Monthly Period prior to such Monthly Period, divided by (ii) the aggregate amount of Collections received during such Monthly Period.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unapplied Cash and Credits” means, at any time, the aggregate amount of Collections or other cash or credits then held by or for the account of Servicer, the Originator or Seller in respect of the payment of Receivables, including prepaid amounts, amounts on deposit in an unapplied cash account or uncleared payment accounts and unbooked deposits at such time, but not yet applied to the payment of such Receivables.

“Yield” means (a) for each respective Accrual Period relating to an Investor Interest of a Conduit Investor, other than an Investor Interest as to which Yield is being computed pursuant to Article IV, an amount equal to the product of the applicable CP Rate multiplied by the Capital of such Investor Interest for each day elapsed during such Accrual Period, annualized on a 360 day basis, and (b) for each respective Accrual Period relating to any other Investor Interest, an amount equal to the product of the applicable Bank Rate for such Investor Interest multiplied by the Capital of such Investor Interest for each day elapsed during such Accrual Period, annualized on a 360 day basis (or a 365 or 366 day basis, as applicable, in the case of the Prime Rate).

“Yield and Servicer Fee Reserve” means, for any Monthly Period, an amount equal to the product of (a) the Yield and Servicer Fee Reserve Percentage for such Monthly Period, multiplied by (b) the Net Receivable Pool Balance as of the end of such Monthly Period.

“Yield and Servicer Fee Reserve Percentage” means, for any Monthly Period, a percentage calculated in accordance with the following formula:

YRP = SF x (BR+SFR)/12 x TR

where:

BR	=
the Bank Rate (measured as of the end of immediately preceding Monthly Period, or, in the case of the Yield and Servicer Fee Reserve Percentage for the initial Monthly Period, on the date of the initial Incremental Purchase);

SFR	=	the Servicer Fee Rate;
SF	=	the Stress Factor;
TR	=	the Turnover Rate for such Monthly Period; and
YRP	=	the Yield and Servicer Fee Reserve Percentage for such Monthly Period.

Additionally, unless otherwise specified herein or in any other Transaction Document:

(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Texas, and not specifically defined herein, are used herein as defined in such Article 9.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (iv) all references in a Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.